UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.  )

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WideOpenWest, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WIDEOPENWEST, INC.

7887 East Belleview Avenue, Suite 1000

Englewood, Colorado 80111

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 8, 2025

To the Stockholders of WideOpenWest, Inc.:

The Annual Meeting of Stockholders of WideOpenWest, Inc. (“Company”) will be held on May 8, 2025 at 10:00 a.m., EDT, virtually via a live webcast on the Internet at www.virtualshareholdermeeting.com/WOW2025, for the following purposes:

Items of Business

(1)	To re-elect three members of the Board of Directors. The Board intends to present for re-election the following three nominees: Daniel Kilpatrick, Jose Segrera, Barry Volpert;
(2)To ratify the appointment of BDO USA, P.C. as the independent registered public accounting firm for 2025;
(3)An advisory (non-binding) vote on the Company’s executive compensation; and
(4)	To transact such other business as may properly come before the Annual Meeting and any postponement or adjournment thereof.

Record Date

Close of business on March 17, 2025.

Sincerely,

/s/ JEFFREY MARCUS
Jeffrey Marcus Chairman of the Board Englewood, Colorado March 27, 2025

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 8, 2025: The Company’s Notice of Annual Meeting, Proxy Statement and 2024 Annual Report to stockholders are available on the Internet at www.proxyvote.com.

WIDEOPENWEST, INC.

7887 East Belleview Avenue, Suite 1000

Englewood, Colorado 80111

PROXY STATEMENT

THE MEETING

The accompanying proxy is solicited on behalf of the Board of Directors (“Board of Directors” or the “Board”) of WideOpenWest, Inc., a Delaware corporation (“Company” or “WOW”), for use at the 2025 Annual Meeting of Stockholders (“Annual Meeting”). This Proxy Statement and the accompanying form of proxy will be mailed to stockholders on or about March 28, 2025. Our Annual Report for the year ended December 31, 2024 is enclosed with this Proxy Statement. An electronic copy of this proxy statement and annual report are available at www.proxyvote.com and www.wowway.com.

GENERAL INFORMATION

Why am I receiving these materials?

The Company has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the Company’s solicitation of proxies for use at the 2025 Annual Meeting to be held virtually on May 8, 2025 at 10:00 a.m., EDT, and at any postponement(s) or adjournment(s) thereof. The Annual Meeting will be conducted via a live webcast on the Internet only at www.virtualshareholdermeeting.com/WOW2025.

We are providing you this proxy statement (“Proxy Statement”) and the enclosed proxy card or the Notice of Internet Availability of Proxy Materials (“Notice”) because the Board of Directors is soliciting your proxy to vote at the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the meeting to vote your shares. Instead, you may complete, sign and return the enclosed proxy card or follow the instructions below to submit your proxy over the Internet, by phone or by mail, if you requested printed copies of the proxy materials.

This proxy statement is first being made available on or about March 28, 2025, to all stockholders of record entitled to vote at the Annual Meeting.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), the Company uses the Internet as the primary means of furnishing proxy materials to stockholders. Accordingly, the Company is sending the Notice to its stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request proxy materials in printed form by mail or electronically by email on an ongoing basis. The Company encourages stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of its annual meeting and the cost to the Company associated with the physical printing and mailing of materials.

What is included in these proxy materials?

These proxy materials include:

●	The Notice of 2025 Annual Meeting of Stockholders;
●	This Proxy Statement for the 2025 Annual Meeting; and
●	The Company’s Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC on March 14, 2025 (“Annual Report”).

If you requested printed versions by mail, these proxy materials also include the proxy card for the Annual Meeting.

Voting Rights, Quorum and Required Vote

Only holders of record of our common stock at the close of business on March 17, 2025, which is the record date, will be entitled to vote at the Annual Meeting. At the close of business on March 17, 2025, we had 84,681,284 shares of common stock outstanding and entitled to vote. Holders of the Company’s common stock are entitled to one vote for each share held as of the above record date. A quorum is required for our stockholders to conduct business at the Annual Meeting. The holders of a majority in voting power of all issued and outstanding stock entitled to vote at the Annual Meeting, present via webcast or represented by proxy, will constitute a quorum for the transaction of business. Abstentions and “broker non-votes” (described below) will be counted in determining whether there is a quorum.

Proposal One—Re-election of Directors. Directors will be re-elected by a plurality of the votes of the shares of common stock cast at the Annual Meeting, which means that the three nominees receiving the highest number of “for” votes will be elected. Withheld votes and broker non-votes (as defined below) will have no effect on Proposal No. 1.

Proposal Two—Ratification of Appointment of Independent Registered Public Accounting Firm. The appointment of BDO USA, P.C. as the independent registered public accounting firm for 2025 requires the affirmative vote of the holders of a majority in voting power of the stock entitled to vote at the Annual Meeting, present in person or represented by proxy. Abstentions will count the same as votes against Proposal No. 2. Broker non-votes (as defined below) will have no effect on Proposal No. 2.

Proposal Three—Advisory (Non-Binding) Vote to Approve the Company’s Executive Compensation. As disclosed in “Executive Compensation,” this proposal is advisory in nature, which means that the vote is not binding upon the Company. However, the Board and the Compensation Committee will consider the affirmative vote of the holders of a majority in voting power of the stock entitled to vote at the Annual Meeting, present in person or represented by proxy voting “FOR” the proposal as approval of the compensation paid to the Company’s named executive officers as described in this Proxy Statement. Abstentions (as defined below) will count the same as votes against Proposal No. 3. Broker non-votes (as defined below) will have no effect on Proposal No. 3.

What are the Board’s voting recommendations?

The Board recommends that you vote your shares:

“FOR” Proposal One, the re-election to the Board of each of the three nominees named in this Proxy Statement;

“FOR” Proposal Two, the ratification of the appointment of BDO USA, P.C. as the Company’s independent registered public accounting firm for 2025; and

“FOR” Proposal Three, the non-binding advisory approval of the Company’s executive compensation.

Voting Your Shares

If you are a registered holder, meaning that you hold our stock directly (not through a bank, broker or other nominee), you may vote by following the instructions included on your proxy card and (1) completing, dating and signing the accompanying proxy and promptly returning it in the enclosed envelope, (2) by telephone or (3) electronically through the Internet. All signed, returned proxies that are not revoked will be voted in accordance with the instructions contained therein. Signed proxies that give no instructions as to how they should be voted on a particular proposal at the Annual Meeting will be counted as votes “for” such proposal or in the case of the election of directors, as a vote “for” election of all nominees presented by the Board.

If your shares are held through a bank, broker or other nominee, you are considered the beneficial owner of those shares. You may be able to vote by telephone or electronically through the Internet in accordance with the voting instructions provided by that nominee. You must obtain a legal proxy from the nominee that holds your shares if you wish to vote during the Annual Meeting. If you do not provide voting instructions to your broker in advance of the Annual Meeting, New York Stock Exchange (“NYSE”) rules grant your broker discretionary authority to vote on “routine” proposals, which includes only Proposal Two for purposes of the Annual Meeting. Where a proposal is not “routine,” a broker who has received no instructions from its clients does not have discretion to vote its clients’ uninstructed shares on that proposal, and the unvoted shares are referred to as “broker non-votes.”

In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the Chairman of the Annual Meeting may adjourn the Annual Meeting to permit further solicitations of proxies.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the telephone or Internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from telephone companies and Internet access providers, which must be borne by the stockholder.

In all cases, the deadline for submission of your proxy by telephone or via the Internet is 11:59 p.m., Eastern Daylight Time, on May 7, 2025.

Expenses of Solicitation

The expenses of any solicitation of proxies to be voted at the Annual Meeting will be paid by the Company. We have engaged Broadridge Financial Solutions, Inc. (“Broadridge”) to assist with the preparation and distribution of the proxy solicitation materials for the Annual Meeting, to host the virtual meeting and to act as vote tabulator. Following the original mailing of the proxies and other soliciting materials, the Company and its directors, officers or employees (for no additional compensation) may also solicit proxies in person, by telephone or email. The Company will also request that banks, brokers and other nominees forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. We will reimburse banks, brokers and other nominees for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.

Revocability of Proxies

Any person submitting a proxy has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote. A proxy may be revoked by written notice delivered to the Secretary of the Company stating that the proxy is revoked, by a subsequent proxy that is submitted via telephone or Internet no later than 11:59 p.m. (ET) on May 7, 2025, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the Annual Meeting, or by participating during the Annual Meeting and voting during the Annual Meeting. In order for beneficial owners to change any of your previously provided voting instructions, you must contact your bank, broker or other nominee directly.

Delivery of Proxy Materials

Beginning on or about March 28, 2025, we will mail or e-mail to our stockholders a Notice of Internet Availability of Proxy Materials with instructions on how to access our proxy materials and Annual Report over the Internet and how to vote. If you received a notice and would prefer to receive paper copies of the proxy materials and Annual Report, you may request such materials by telephone at 1-800-579-1639, by email at sendmaterial@proxyvote.com, or over the Internet at www.proxyvote.com.

Inspector of Election

A representative from Broadridge will serve as the inspector of election for the Annual Meeting.

Stockholder Proposals

Notice of any proposal that a stockholder intends to present at the 2026 annual meeting of stockholders, as well as any director nominations, must be delivered to the principal executive offices of the Company not earlier than the close of business on January 8, 2026 nor later than the close of business on February 6, 2026. The notice must be submitted by a stockholder of record and must set forth the information required by the Company’s bylaws with respect to each director nomination or other proposal that the stockholder intends to present at the 2026 annual meeting of stockholders. In addition, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also comply with the additional requirements of Rule 14a-19(b). A copy of the Company’s bylaws is available on the Company’s corporate website at www.wowway.com. Our website is not part of this proxy statement. Stockholders may submit proposals for inclusion in our proxy materials in accordance with Rule 14a 8 promulgated under the Exchange Act of 1934, as amended (“Exchange Act”). For such proposals to be included in our proxy materials relating to our 2026 annual meeting of stockholders, all applicable requirements of Rule 14a 8 must be satisfied and such proposals must be received by us no later than November 28, 2025.

DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE

Board of Directors

Set forth below is the name, age, position and a description of the business experience of each of our directors and director nominees as of March 27, 2025:

					Current
					Term
Name	Age	Position(s)	Class	Appointed	Expiration
Director Nominees:
Daniel Kilpatrick	44	Director	II	March 15, 2017	2025
Jose Segrera	54	Director	II	May 5, 2024	2025
Barry Volpert	65	Director	II	October 16, 2019	2025
Continuing Directors:
Gunjan Bhow	54	Director	III	July 29, 2020	2026
Jill Bright	62	Director	III	September 5, 2017	2026
Brian Cassidy	51	Director	III	March 15, 2017	2026
Teresa Elder	63	Chief Executive Officer and Director	I	December 14, 2017	2027
Jeffrey Marcus	78	Chairman of the Board	I	March 15, 2017	2027
Phil Seskin	61	Director	I	March 15, 2017	2027

Background of Directors

Director Nominees

Daniel Kilpatrick, Director. Mr. Kilpatrick is a Partner at Crestview Partners and joined the firm in 2009 after receiving his Master of Business Administration from the Stanford Graduate School of Business. Mr. Kilpatrick currently serves as head of Crestview’s financial services strategy. Mr. Kilpatrick is currently a director of Crestview portfolio companies AutoLenders, Congruex, LLC, DARAG Group, Modern Wealth Management, Venerable Holdings, Inc. and Fidelis Insurance. He was previously a director of Accuride Corporation, Camping World Holdings, ICM Partners, Industrial Media, NYDJ, Protect My Car and Symbion, Inc. Mr. Kilpatrick received his Bachelor of Arts degree from Yale University. Mr. Kilpatrick was selected to serve on our Board of Directors because of his private equity investment and company oversight experience and background with respect to acquisitions, debt financings and equity financings.

Jose Segrera, Director. Mr. Segrera has been an executive, board member and advisor in the technology infrastructure, cybersecurity and software sectors for over 30 years. Mr. Segrera cofounded Segrera Associates, a professional recruiting and staffing firm and an active advisor to technology organizations, in March 2011, and currently serves as Partner. He also has served on the board of directors and as member of the audit committee of Mac Stadium, a private company and provider of enterprise-class cloud solutions for Mac and iOS application development, since May 2017 and as an advisory Chief Financial Officer at Later, a social media management and influencer management SAAS business, since September 2023. From 2017 to 2022, Mr. Segrera served as an Advisor at Lumu Technologies, a cyber-security company. From 2017 to 2020, he was a member of the board of directors and strategic advisor to iUvity, a provider of digital banking and cyber-fraud detection and mitigation software. Previously, from September 2000 to April 2011, Mr. Segrera served as the Chief Financial Officer at Terremark Worldwide, a provider of data center and cloud services to the Global 1000 and government entities, where the team successfully grew the business resulting in its 2011 sale to Verizon. From December 1997 to August 2000, Mr. Segrera was the Corporate Controller and then Chief Financial Officer at FirstCom Corporation, a provider of data and telecommunications services to business customers in South America, which was successfully sold to AT&T in 2000. Mr. Segrera was previously a manager at KPMG from December 1992 to November 1997. Mr. Segrera received a Bachelor of Business Administration degree and a Master of Accounting degree from the University of Miami. Mr. Segrera was selected to serve on our Board of Directors because of his industry knowledge and operating expertise developed over years of experience in the industry and his leadership skills and strategic guidance.

Barry Volpert, Director. Mr. Volpert co-founded Crestview in 2004 and is a partner and the CEO, as well as the chairman of the Investment Committee. Mr. Volpert specializes in complex and contrarian investment themes arising out of major dislocations or restructurings. Mr. Volpert retired as a partner of Goldman Sachs in 2003, where he spent 18 years as a co-founder and ultimately co-COO of the global private equity business. Among his responsibilities at Goldman Sachs, Mr. Volpert led the international private equity business while based in London for six years and founded the mezzanine fund business. Mr. Volpert is currently a director of Venerable Holdings and was previously a director of Industrial Media, Key Safety Systems, Lancashire, Oxbow Carbon and ValueOptions. Mr. Volpert also serves as a member of the Dean’s Advisory Board at Harvard Law School, is a member of the Robert F. Kennedy Human Rights board of directors and an elected council member of the Sagaponack Village Erosion Control District. Mr. Volpert received a J.D., magna cum laude, from Harvard Law School, where he was an editor of the Law Review. Mr. Volpert received an M.B.A., with high distinction, from Harvard Business School, where he was a Baker Scholar. Mr. Volpert received an A.B., summa cum laude, from Amherst College, where he was elected to Phi Beta Kappa.  Mr. Volpert was selected to serve on our Board of Directors because of his extensive investing expertise and financial industry experience.

Continuing Directors

Gunjan Bhow, Director. Mr. Bhow has worked in Silicon Valley for 25 years in consumer digital products, including software, applications, services, and devices.  From 2018-2022, Mr. Bhow, served as the Global Chief Digital Officer for Walgreens Boots Alliance (“WBA”), where he is responsible for e-commerce, data science, store technology, healthcare, retail, and pharmacy growth. Prior to WBA, he worked for The Walt Disney Company from 2014-2018 as Senior Vice President and General Manager of Direct-to-consumer, E-commerce, and Digital, where he led the strategy, development, and operations for Disney+, Disney Movies Anywhere, and Disney Movie Club, among other consumer offerings. Prior to Disney, Mr. Bhow worked with Amazon as a Head of Product Management, Digital, where he led from concept-to-release the Amazon Fire TV Stick, Fire TV, and various innovative products including Prime Video and Echo. Mr. Bhow has an M.B.A. from Harvard University Graduate School of Business, where he authored a best-selling case study on economics of internet-based initial public offerings, and he received a B.S. in Electrical Engineering and Computer Science with honors from the University of California at Berkeley, where he focused on cognitive psychology and interactive media. In addition to WOW, Mr. Bhow currently serves on the board of directors of Recreational Equipment, Inc. (REI) (co-operative), One Call Care Management, Inc. (privately-held), BBC Commercial Limited (subsidiary of public service), and Child Mind Institute (non-profit). Mr. Bhow was selected to serve on our Board of Directors because of his significant digital marketing skills and significant experience in leading direct-to-consumer marketing and e-commerce initiatives.

Jill Bright, Director. Ms. Bright currently holds the position of Chief Transformation Officer for OneMagnify, where she has served since October 2023. Prior to that, from December 2020 to August 2021, she served as Chief Administrative Officer for LionTree Advisors LLC. and from 2017 to 2021 Executive Vice President of Human Resources and Administration for Sotheby's. Before joining Sotheby's, Ms. Bright spent over twenty years at Conde Nast where she led Human Resources until her appointment to Chief Administrative Officer. She also held senior human resources roles at American Express earlier in her career. In 2015, Ms. Bright was appointed to the NYC Quadrennial Advisory Commission to study, evaluate and make recommendations for compensation levels of elected officials. Ms. Bright also served for two years as the Mayor's Representative to the Board of the New York Public Library. Ms. Bright currently consults as an operating executive for Crestview Partners focused on human capital management for the industrials segment. She is a board member of Interactive Brokers Group LLC. and Pursuit Attractions & Hospitality. Ms. Bright completed her MBA at New York University's Stern School of Business and her BA from Marymount Manhattan College where she's a former Board Trustee. Ms. Bright was selected to serve on our Board of Directors because of her operating experience and expertise in compensation.

Brian Cassidy, Director. Mr. Cassidy is the President and a Partner at Crestview Partners, having joined the firm in 2004. He is also a member of the Investment Committee and head of the media strategy. Mr. Cassidy is currently a member of the board of directors of Crestview portfolio companies Camping World Holdings, Inc. (NYSE: CWH), Congruex, Congruex LLC, Digicomm, FC3, Hornblower Holdings, Journey Beyond, Saber Interactive, WideOpenWest, Inc., and Pursuit Attractions and Hospitality, Inc. (formerly Viad Corp (NYSE: VVI)). Mr. Cassidy was previously a director of Industrial Media, ICM Partners, ValueOptions, Inc., OneLink Communications, Charter Communications, Inc. (NASDAQ: CHTR), Insight Communications, Cumulus Media, Inc., Interoute Communications Holdings, and NEP Group, Inc and was formerly chairman of the board of TenCate Grass. Prior to joining Crestview, Mr. Cassidy worked in private equity at Boston Ventures, where he invested in companies in the media and communications, entertainment and business services industries. Mr. Cassidy also worked as the acting CFO of a portfolio company of Boston Ventures. Mr. Cassidy was also an investment banking analyst at Alex. Brown & Sons, where he completed a range of financing and M&A assignments for companies in the consumer and business services sectors. Mr. Cassidy received a Master of Business Administration from the Stanford Graduate School of Business and a Bachelor of Arts degree in Physics from Harvard College. Mr. Cassidy was selected to serve on our Board of Directors because of his leadership skills as head of Crestview's media and communications investment strategy, his current and prior directorships experience in this industry, and his private equity investment and company oversight experience and background with respect to acquisitions, debt financings and equity financings.

Teresa Elder, Chief Executive Officer and Director. Ms. Elder was appointed as CEO of the Company in December 2017. Ms. Elder has over 25 years of experience in the cable and wireless industries, including previous CEO and President roles. She has been an officer of Vodafone, AT&T, and Clearwire among others. Ms. Elder has been a Member and then Board Chair of the Management Board of the Stanford University Graduate School of Business from 2012-2018, a member of the Board of Advisors to the Stanford University MSx Program and Steering Committee to Stanford Women on Boards, a member of the Cystic Fibrosis Foundation Board of Trustees as of 2017, and a member of the Board of C-SPAN as of 2018. Ms. Elder served as a member of the Board of Advisors for the Markkula Center for Applied Ethics until January 2019. Ms. Elder received her undergraduate degree from Creighton University, summa cum laude, and she holds a Master of Science in Management from Stanford University, Graduate School of Business. Ms. Elder was selected to serve on our Board of Directors because of her extensive executive and industry experience, in addition to her role as WOW’s Chief Executive Officer.

Jeffrey Marcus, Chairman of the Board. Mr. Marcus is a Vice Chairman at Crestview, which he joined in 2004. Mr. Marcus retired as a Partner at Crestview as of January 1, 2019. Mr. Marcus previously served as the President and CEO of AMFM (formerly Chancellor Media Corporation), one of the nation's largest radio broadcasting companies. Mr. Marcus was also the Founder, and CEO of Marcus Cable, which at the time of its sale in 1998, was the largest privately held cable company in the United States. Prior to his involvement with Marcus Cable, Mr. Marcus founded Marcus Communications, which was merged into renamed company, WestMarc Communications. Mr. Marcus has served on a variety of public and private company board of directors, including Brinker International Inc (NYSE: EAT), AMFM, Charter Communications, Inc. (NASDAQ: CHTR), Insight Communications, OneLink Communications, WestMarc Communications, NEP Group, Inc., Camping World Holdings, Inc. . (NYSE: CWH) and was former Chairman of DS Services and Cumulus Media, Inc. Mr. Marcus received a Bachelor of Arts degree in economics from the University of California, Berkeley. Mr. Marcus was selected to serve on our Board of Directors because of his extensive experience as the CEO of several companies in the broadcast and communications industry, his prior leadership skills on Crestview’s media and communications investment strategy, and his current and prior directorship experience in the industry.

Phil Seskin, Director. Since 2019, Mr. Seskin has been associated with the 3i Group as a member of the global executive network. Prior to 3i, Mr. Seskin served as an industry executive at Avista Capital Partners from 2012 through 2017. Prior to Avista, Mr. Seskin spent more than two decades at Verizon Communications (NYSE: VZ), most recently as a Senior Vice President of Strategy and Corporate Development. At Verizon, Mr. Seskin led transactions totaling approximately $200 billion and initiatives that spanned more than 20 countries and involved strategy, acquisitions, operations, valuation, cross-border currency, tax and regulatory issues. Mr. Seskin co-founded Verizon Strategic Investments, Verizon’s venture capital operation. Mr. Seskin serves as a Trustee of Big Brothers Big Sisters of New York City. He has also served as a Director of Databank Holdings, Telular Corporation, AboveNet, ComLinkData, Independence IT and as a Trustee of New York Downtown Hospital until its merger with New York Presbyterian. Mr. Seskin received a Bachelor of Arts degree from Adelphi University in 1985 and a Master of Business Administration in Finance in 1992 from Hofstra University. Mr. Seskin was selected to serve on our Board of Directors because of his industry knowledge and operating expertise developed over years of experience in the industry and his leadership skills and strategic guidance.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Director Independence

A majority of the members of our Board of Directors are deemed independent and each of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is comprised entirely of independent directors, and we fully complied with the independence requirements of Rule 10A 3 of the Exchange Act and the rules of the New York Stock Exchange.

Our Board of Directors has affirmatively determined that each of our directors other than Ms. Elder are independent directors under the applicable rules of the New York Stock Exchange and that Mr. Segrera, Mr. Kilpatrick, Mr. McMillin (who served on the audit committee through May of 2024) and Mr. Seskin are also independent directors for purposes of Rule 10A 3 of the Exchange Act.

Board Leadership Structure

We currently separate the roles of Chair of the Board and Chief Executive Officer as we believe that the Company and its stockholders are best served by having an independent director serve as Chair while allowing for close collaboration on Board agenda items with our Chief Executive Officer. Our current Chairman, Jeffrey Marcus, chairs all Board meetings, including regular executive sessions of the independent directors, and consults with Ms. Elder regarding issues to be included in Board meeting agendas.

Classification of Board of Directors

Our amended and restated certificate of incorporation provides that our Board of Directors is divided into three classes of directors, with the classes as nearly equal in number as possible. Our directors are divided among the three classes as follows:

●	Class I directors, Teresa Elder, Jeffrey Marcus and Phil Seskin, whose terms expire at the annual meeting of the stockholders occurring in 2027;
●	Class II directors, Daniel Kilpatrick, Jose Segrera and Barry Volpert whose terms expire at this year’s Annual Meeting; and
●	Class III directors, Gunjan Bhow, Jill Bright and Brian Cassidy, whose terms expire at the annual meeting of the stockholders occurring in 2026.

Directors in a particular class will be elected for three-year terms at the annual meeting of stockholders in the year in which their terms expire. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term continues until the election and qualification of their successor, or their earlier death, resignation or removal.

Stockholders’ Agreement

We are party to a Stockholders’ Agreement with Crestview Partners (“Sponsor”) and certain members of management. The Stockholders’ Agreement provides, among other things, that the Sponsor has the right to designate:

●	three directors to our Board of Directors for so long as the Sponsor owns at least 22.5% of our outstanding shares of common stock;
●	two directors for so long as the Sponsor owns at least 15%, but less than 22.5%, of our outstanding shares of common stock; and
●	one director to our Board of Directors for so long as the Sponsor owns at least 5%, but less than 15%, of our outstanding shares of common stock.

The current Crestview designees are Mr. Kilpatrick, Mr. Cassidy and Mr. Volpert. We will be required to take all necessary action to cause the Board of Directors to ensure the composition of our Board of Directors as set forth above.

Board Committees

Our Board of Directors has three standing committees: an Audit Committee, a Nominating and Corporate Governance Committee and a Compensation Committee. Each committee reports to the Board of Directors as it deems appropriate and as the Board of Directors may request. The composition, duties and responsibilities of these committees are set forth below. In the future, our Board of Directors may establish other committees, as it deems appropriate, to assist it with its responsibilities. Members of the Board of Directors are expected to attend all Board meetings, the Annual Meeting and all meetings of all committees of the Board on which they serve. In 2024, the Board of Directors held nine meetings and each person currently serving as a director attended at least 75% of the aggregate of the total number of meetings of our Board and each Committee of which such director was a member. All of our current directors who were then serving on our Board attended the 2024 annual meeting of stockholders.

Nominating and
	Audit	Corporate Governance	Compensation
Director	Committee	Committee	Committee
Teresa Elder
Gunjan Bhow			Member
Jill Bright		Member	Chair
Brian Cassidy		Member
Daniel Kilpatrick	Member		Member
Jeffrey Marcus
Jose Segrera (1)	Chair
Phil Seskin	Member	Chair
Barry Volpert
Number of Meetings in 2024:	4	5	7
(1)	Mr. Segrera was appointed as Chair to our Audit Committee effective May 5, 2024. Mr. McMillin served as Chair of our Audit Committee and a member of our Compensation Committee until his resignation from our Board effective May 17, 2024.

Audit Committee

The Audit Committee is responsible for, among other matters: (1) appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm; (2) discussing with our independent registered public accounting firm their independence from management; (3) reviewing with our independent registered public accounting firm the scope and results of their audit; (4) approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm; (5) overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual consolidated financial statements that we file with the SEC; (6) reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls, risk management processes, data privacy, and cybersecurity risks and compliance with legal and regulatory requirements; (7) reviewing cybersecurity, privacy and information security risk exposures and the steps our management has taken to monitor and control these exposures, (8) establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; and (9) reviewing and approving related person transactions.

Our Audit Committee consists of Jose Segrera, as chair, Daniel Kilpatrick and Phil Seskin. Our Board of Directors has affirmatively determined that Jose Segrera, Daniel Kilpatrick and Phil Seskin meet the definition of “independent director” for purposes of serving on an Audit Committee under applicable SEC and the New York Stock Exchange rules, and we comply with these independence requirements, including the requirement to have an audit committee consisting entirely of independent directors.  Our Board of Directors has determined that Mr. Segrera and Mr. Kilpatrick qualify as “Audit Committee financial experts,” as the term is defined in the Securities Exchange Act of 1934, as amended.

Our written charter for the Audit Committee is available on our corporate website at www.wowway.com. The information contained on, or that can be accessed through, our website does not constitute a part of this proxy statement.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for, among other matters: (1) screening and identifying individuals qualified to become members of our Board of Directors, consistent with criteria approved by our Board of Directors, including nominees recommended by stockholders; (2) overseeing the organization of our Board of Directors to discharge the Board’s duties and responsibilities properly and efficiently; (3) identifying best practices and recommending corporate governance principles; (4) overseeing evaluations of the Board, individual Board members and the Board committees; and (5) developing and recommending to our Board of Directors a set of corporate governance guidelines and principles applicable to us.

In accordance with the Company’s Corporate Governance Guidelines, which are available on the Company’s website at www.wowway.com, and as part of this process, the Nominating and Corporate Governance Committee considers the breadth of background, strength of character, skills, reputation in the business community, ethics and integrity that candidates may bring to the Board of Directors. Although not specifically prescribed by our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee considers the diversity of prospective nominees (including incumbent directors), which may enhance the viewpoints of the Board through a mix of different professional and personal backgrounds and experiences.

Our Nominating and Corporate Governance Committee consists of Phil Seskin, as chair, Jill Bright and Brian Cassidy.

Our written charter for the Nominating and Corporate Governance Committee is available on our corporate website at www.wowway.com. The information contained on, or that can be accessed through, our website does not constitute a part of this proxy statement.

Compensation Committee

The Compensation Committee is responsible for, among other matters: (1) reviewing key employee compensation goals, policies, plans and programs; (2) reviewing and approving the compensation of our directors, CEO and other executive officers; (3) reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and (4) administering our stock plans and other incentive compensation plans.

Our Compensation Committee consists of Jill Bright, as chair, Gunjan Bhow, and Daniel Kilpatrick.

Our written charter for the Compensation Committee is available on our corporate website at www.wowway.com. The information contained on, or that can be accessed through, our website does not constitute a part of this proxy statement.

Risk Oversight

Our Board of Directors oversees our annual enterprise risk assessment and delegates to the Audit Committee oversight of our risk management process. Our other board committees also consider and address risk as they perform their respective committee responsibilities. The Board of Director’s risk oversight function is enhanced by the fact that the Audit Committee, the Compensation Committee and the Nominating and Governance Committee are comprised entirely of independent directors. All committees report to the full Board of Directors as appropriate, including when a matter rises to the level of a material or enterprise level risk.

Our management is responsible for day-to-day risk management. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels.

Code of Ethics

We have adopted a written General Code of Ethics (“General Code of Ethics”) which applies to all of our directors, officers and other employees, including our principal executive officer, principal financial officer and controller. In addition, we have adopted a written Code of Ethics for Executive Officers and Principal Accounting Personnel (“Senior Officer Code of Ethics”) which applies to our principal executive officer, principal financial officer, controller and other designated members of our management. Copies of each code are available on our corporate website www.wowway.com. The information contained on, or that can be accessed through, our website does not constitute a part of this proxy statement. We will provide any person, without charge, upon request, a copy of our General Code of Ethics or Senior Officer Code of Ethics. Such requests should be made in writing to the attention of our Secretary at the following address: 7887 East Belleview Avenue, Suite 1000, Englewood, Colorado 80111. Any substantive amendments to the General Code of Ethics, or grant any waiver from a provision of the General Code of Ethics required to be disclosed by the NYSE or SEC, will be posted on the Company’s website at www.wowway/investor-relations/governance-documents.

Communications to the Board of Directors

Stockholders and other interested parties may communicate directly with the Board of Directors, the non-management directors or the independent directors as a group or specified individual directors by writing to such individual or group care of our Secretary at the following address: WideOpenWest, Inc., 7887 East Belleview Avenue, Suite 1000, Englewood, Colorado 80111. Our Secretary will forward all correspondence to the relevant group or individual.

Executive Officers

Set forth below is the name, age, position and a description of the business experience of each of our executive officers as of March 27, 2025.

Name	Age	Position(s)
Teresa Elder	63	CEO and Director
John Rego	63	Chief Financial Officer
Don Schena	65	Chief Customer Experience Officer
Henry Hryckiewicz	59	Chief Technology Officer

Background of Executive Officers

Teresa Elder, Chief Executive Officer and Director. Ms. Elder’s biographical information is included in “—Background of Directors—Continuing Directors.”

John Rego, Chief Financial Officer. Mr. Rego is WOW’s Chief Financial Officer. He joined the company on June 29, 2020, bringing with him more than 38 years of finance, accounting and operational experience. Prior to joining WOW, Mr. Rego served as CFO for Telaria, Inc. (sold to the Rubicon Project) from September 2015 to June 2020, and prior to that was CFO for Virgin Galactic. He also served as executive vice president, chief financial officer and treasurer for Vonage Holdings Corp. for nearly eight years as they substantially grew their customer base. Mr. Rego received his undergraduate degree from Rutgers University and is a Certified Public Accountant and a Chartered Global Management Accountant.

Don Schena, Chief Customer Experience Officer. Mr. Schena joined the Company in July 2018. As Chief Customer Experience Officer, Mr. Schena has responsibility for WOW’s strategy and vision for all customer-facing functions. Mr. Schena has more than 25 years of senior-level experience in the telecommunications industry, having previously served as senior vice president at Clearwire, Comcast, AT&T and MediaOne. In his roles at Comcast and AT&T, he oversaw up to 5,000 employees and more than 2 million customers. In addition, Mr. Schena served as chief operating officer at Simple Star where he led strategy execution and managed finance, human resources, customer care, business development, and partner management functions. Mr. Schena brings to WOW an impressive track record of building and managing customer relationships and delivering advanced products and services to customers.

Henry Hryckiewicz, Chief Technology Officer. Mr. Hryckiewicz joined the Company as Chief Technology Officer in January 2020 bringing more than 20 years of experience as an engineering and technical operations executive in the telecommunications industry. He was most recently the senior vice president of engineering operations for residential and business services for Time Warner Cable where he managed strategic and operational oversight of network design, deployment, operations and expansion. Prior to his tenure at Time Warner Cable, he held multiple leadership positions at Adelphia Communications Corporation.

Equity Compensation Plans

The following table sets forth certain information as of December 31, 2024 concerning our equity compensation plans:

Number of securities
remaining available for
future issuance under
	Number of securities to be		equity compensation plans
	issued upon exercise of	Weighted‑average exercise	(excluding securities
	outstanding options,	price of outstanding	reflected in the first
Plan category	warrants and rights(#)(1)	options, warrants and rights	column)(#)(1)
Equity compensation plans approved by security holders	3,638,177	$—	4,569,787
Equity compensation plans not approved by security holders	—	—	—
Total	3,638,177	$—	4,569,787
(1)	Includes performance shares granted on March 3, 2022, February 3, 2023,March 2, 2023, and April 10, 2024 to certain executive officers assuming the target threshold of achievement for each performance metric.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires the Company’s directors, executive officers and persons who beneficially own more than 10 percent of the Company’s common stock (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and changes in ownership of the Company’s common stock.

Delinquent Section 16(a) Reports

Based solely on its review of the copies of such reports filed with the SEC or written representations from certain Reporting Persons that no other reports were required, the Company believes that during its fiscal year ended December 31, 2024 all filing requirements applicable to the Reporting Persons were timely met, except that the following Form 4s were filed late due to administrative oversight: a Form 4 for Crestview Partners III GP, L.P. filed on January 26, 2024 for a grant of 16,071 shares of common stock that occurred on January 2, 2024, a Form 4 for Teresa Elder filed on March 25, 2024 for 12,015 shares of common stock which were withheld on March 2, 2024, 14,518 shares of common stock which were withheld on March 3, 2024, and 47,137 shares of common stock which were withheld on March 11, 2024, a Form 4 for John Rego filed on March 25, 2024 for 6,538 shares of common stock which were withheld on March 2, 2024 and 7,861 shares of common stock which were withheld on March 3, 2024, a Form 4 for Henry Hryckiewicz filed on March 25, 2024 for 2,928 shares of common stock which were withheld on March 2, 2024, 2,178 shares of common stock which were withheld on March 3, 2024, and 5,813 shares of common stock which were withheld on March 11, 2024, and a Form 4 for Don Schena filed on March 25, 2024 for 3,065 shares of common stock which were withheld on March 2, 2024, 3,015 shares of common stock which were withheld on March 3, 2024, and 8,063 shares of common stock which were withheld on March 11, 2024.

OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information about the beneficial ownership of our common stock, as of March 17, 2025, by:

●	each person known by us to beneficially own 5% or more of our outstanding common stock;
●	each of our directors and named executive officers; and
●	all of our directors and executive officers as a group.

For further information regarding material transactions between us and certain of our stockholders, see “Certain Relationships and Related Party Transactions.”

As of March 17, 2025, there were 84,681,284 shares of our common stock outstanding, which are entitled to vote at the Annual Meeting.

	Common Stock Owned
Name and Address of Beneficial Owner(1)	Number	Percentage
Principal Stockholders:
Crestview(2)	31,735,471	37%
LB Partners(3)	6,692,169	8%
Named Executive Officers and Directors:
Teresa Elder	1,513,137	2%
John Rego	302,390	*
Don Schena	276,413	*
Henry Hryckiewicz	196,942	*
Brian Cassidy(2)	—	*
Daniel Kilpatrick(2)	—	*
Jeffrey Marcus	98,443	*
Jose Segrera	24,625	*
Phil Seskin	147,206	*
Jill Bright	162,109	*
Barry Volpert(2)	—	*
Gunjan Bhow	108,288	*
Executive Officers and Directors as a Group (12 persons)(4)	2,829,553	3%

*     Less than 1%

(1)	A “beneficial owner” of a security is determined in accordance with Rule 13d-3 under the Exchange Act and generally means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares: (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition of, such security. Unless otherwise indicated, each person named in the table above has sole voting and investment power, or shares voting and investment power with his or her spouse (as applicable), with respect to all shares of stock listed as owned by that person. Number of shares owned for each executive officer includes restricted shares issued to such officers on March 2, 2024 and March 3, 2024. The address of our executive officers and directors is c/o WideOpenWest, Inc., 7887 East Belleview Avenue, Suite 1000, Englewood, Colorado 80111.
(2)	Includes (i) 4,849,639 shares held by Crestview W1 Co-Investors, LLC, (ii) 1,245,968 shares held by Crestview W1 TE Holdings, LLC, (iii) 25,142,311 shares held by Crestview W1 Holdings, L.P., (iv) 423,678 shares held by Crestview Advisors, L.L.C. that were delivered upon the vesting of awards of restricted common stock previously granted under the 2017 Omnibus Plan to Brian Cassidy, Daniel Kilpatrick and Jeffrey Marcus and upon the grant of Retainer Shares, in each case granted under the Plan to each of Messrs. Volpert, Kilpatrick and Cassidy and (v) 73,875 outstanding restricted shares granted to each of Brian Cassidy, Daniel Kilpatrick and Barry Volpert, in the aggregate, under the 2017 Omnibus Plan. Crestview Partners III GP, L.P. exercises voting and dispositive power over the shares held by Crestview W1 Co-Investors, LLC, Crestview W1 TE Holdings, LLC and Crestview W1 Holdings, L.P. Decisions by Crestview Partners III GP, L.P. to vote or dispose of such shares require the approval of a majority of the six members of its investment committee and the chairman of the investment committee. The investment committee is composed of the following individuals: Barry S. Volpert (chairman), Thomas S. Murphy, Jr., Robert V. Delaney, Jr., Brian P. Cassidy, Daniel G. Kilpatrick and Bradford R. Williams. None of the foregoing persons has the power individually to vote or dispose of any shares. Each of the foregoing individuals, in his capacity as solely a member of the investment committee, disclaims beneficial ownership of all such shares. The address of each of the foregoing is c/o Crestview Partners, 590 Madison Avenue, 42nd Floor, New York, New York 10022.
(3)	Based upon statements in a Schedule 13D filed by LB Partners, LLC on May 30, 2024. According to the Schedule 13D, LB Partners, LLC is the Investment Manager of LB M3 Partners LP, LB Rule One Partners LP, and LB Day Zero Partners LP (collectively the “Funds”) in which such shares referred to above are held. As a result, LB Partners, LLC possesses the power to vote and dispose or direct the disposition of all the shares beneficially owned by the Funds. LB Partners LLC disclaims beneficial ownership of any of the shares held by the Funds. The address of LB Partners, LLC is 411-413A East Main Street, Charlottesville, VA 22902.
(4)	Includes shares held by all executive officers and directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Under SEC rules, a related person transaction is any transaction or any series of transactions in which our Company was or is to be a participant, the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest. A “related person” is a director, officer, nominee for director or a more than 5% stockholder since the beginning of our last completed fiscal year, and their immediate family members.

Stockholders’ Agreement

We entered into a Stockholders’ Agreement with the Sponsor and certain members of management on May 24, 2017 (“Stockholders’ Agreement”). The Stockholders’ Agreement provides, among other things, that the Sponsor has the right to designate:

●	three directors to our Board of Directors for so long as the Sponsor owns at least 22.5% of our outstanding shares of common stock;
●	two directors for so long as the Sponsor owns at least 15%, but less than 22.5%, of our outstanding shares of common stock; and
●	one director to our Board of Directors for so long as the Sponsor owns at least 5%, but less than 15%, of our outstanding shares of common stock.

The Crestview designees are Mr. Kilpatrick, Mr. Cassidy and Mr. Volpert. We will be required to take all necessary action to cause the Board of Directors to ensure the composition of our Board of Directors as set forth above.

The Stockholders’ Agreement provides certain limitations on the ability of members of management party thereto to offer, sell or otherwise dispose of shares of our common stock or compete with the Company.

The Stockholders’ Agreement requires the Company to reimburse the Sponsor for costs the Sponsor incurs on behalf of the Company, services provided by the Sponsor to the Company and for any expenses the Sponsor incurs relating to enforcing their rights under the Stockholders’ Agreement. The Stockholders’ Agreement also includes corporate opportunity, confidentiality and indemnification provisions customary for agreements of this type.

Subject to certain exceptions, the Stockholders’ Agreement will terminate with respect to the Sponsor at such time as such Sponsor owns less than 5% of our outstanding shares of common stock, and the Stockholders’ Agreement will terminate entirely at such time as the Sponsor no longer owns more than 5% of our outstanding shares of common stock.

Registration Rights Agreement

We have entered into a Registration Rights Agreement with Crestview pursuant to which, among other things, we will provide to Crestview an unlimited number of “demand” registrations. The Registration Rights Agreement also provides Crestview customary “piggyback” registration rights. We are required to pay certain expenses relating to such registrations and to indemnify Crestview against certain liabilities which may arise in connection with the Registration Rights Agreement.

Indemnification Agreements

We have entered into indemnification agreements with each of our current directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Policies and Procedures with Respect to Related Party Transactions

We have adopted written policies and procedures whereby our Audit Committee is responsible for reviewing and approving related party transactions. In addition, our General Code of Ethics requires that all of our employees and directors inform the Company of any material transaction or relationship that comes to their attention that could reasonably be expected to create a conflict of interest. Further, at least annually, each director and executive officer will complete a detailed questionnaire that asks questions about any business relationship that may give rise to a conflict of interest and all transactions in which we are involved and in which the executive officer, a director or a related person has a direct or indirect material interest.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides information regarding the 2024 fiscal year compensation program for each individual who served as a principal executive officer or principal financial officer during 2024, the next three most highly compensated executive officers at fiscal year-end, and two additional executive officers who would have met the requirements but for the fact they were no longer serving as executive officers at fiscal year-end. Those individuals (“named executive officers” or “NEOs”) were:

●Teresa Elder, Chief Executive Officer
●John Rego, Chief Financial Officer
●Don Schena, Chief Customer Experience Officer
●Henry Hryckiewicz, Chief Technology Officer

Unless the context requires otherwise, references to the “Compensation Committee” or the “Committee” in this CD&A refer to the Compensation Committee of our Board.

Executive Summary

Our 2024 Compensation Program

We have strived to create an executive compensation program that balances short-term versus long-term payments and awards, cash payments versus equity awards and fixed versus contingent payments and awards in ways that we believe are most appropriate to motivate our executive officers.

The following is a summary of key aspects of our 2024 compensation programs for our named executive officers:

●	Base Salary—Provide the security of a competitive fixed cash payment for services rendered.
●	Annual Cash Incentives—Motivate superior annual performance and support our objectives by tying any payout to the achievement against pre-established operating goals.
●	Long-Term Equity Incentives—Retain executives and align their interests with those of our long-term stockholders by motivating them to build stockholder value over the life of the grants and beyond. We generally tie long-term equity incentives to the appreciation of our common stock through grants of restricted stock and performance shares.
●	Employment Agreements—Maintain a strong, experienced management team which is essential to the best interests of the Company and our stockholders and minimize any employment security concerns.

We combine these elements in order to formulate compensation packages that provide competitive pay, reward the achievement of financial, operational and strategic objectives and align the interests of our executive officers and other senior personnel with those of our stockholders.

Corporate Governance “Best Practices”

Below is a summary of best practices that we have implemented with respect to the compensation of our named executive officers because we believe they support our compensation philosophy and are in the best interests of our Company and our stockholders.

●	Benchmarking review of external market data when making compensation decisions.
●	Annual bonus awards may be based on a combination of the following factors: (a) financial operating performance against pre-defined objective goals and (b) strategic metrics.
●	The Compensation Committee engages an independent compensation consultant.
●	We prohibit all executives and directors from trading in derivative securities related to our securities.
●	The Compensation Committee conducts an annual risk assessment of our compensation program.
●	We do not provide gross-up payments on excise taxes under Section 280G of the Code.
●	Our Insider Trading Policy (defined below) includes a prohibition against hedging Company stock, which protects against short-term decision making and involuntary transfers.

The Compensation Committee is generally charged with the oversight of our executive compensation program. The Compensation Committee considers the proper alignment of executive pay with our values and strategy by overseeing executive compensation policies, measuring and assessing corporate performance and taking into account our CEO’s performance assessment of our Company coupled with the individual performance of our other named executive officers. Beginning in 2020, the Compensation Committee retained Aon plc. (“Aon”) to assist the Compensation Committee in assessing its compensation practices. The Compensation Committee received an appropriate independence letter from Aon in 2024 and confirmed there were no conflicts of interest. The Compensation Committee has continued to use Aon as its compensation consultant for executive and director compensation matters, including with respect to benchmarking data and review of peer practices.

Compensation Philosophy and Objectives

The Company’s 2024 compensation program for its executive officers was designed to attract, motivate, reward and retain key executives and other employees and to enhance equity value by emphasizing long term equity compensation. The Company believes that its 2024 compensation program provides total compensation that is both fair, competitive, and commensurate with performance. We generally target compensation at the median of the market and calibrate annual incentive opportunities to generate less than median awards when goals are not fully achieved and greater than median awards when goals are exceeded.

Compensation Determination Process

Role of the Board and Chief Executive Officer

All executive compensation decisions are made by our Compensation Committee. The Compensation Committee takes significant direction from the recommendations of our CEO regarding the design and implementation of the executive compensation program, as our CEO has significant involvement in, and knowledge of, the Company’s business goals, strategies and performance, the overall effectiveness of the executive officers and each person’s individual contribution to the Company’s performance. Ms. Elder does not make recommendations with respect to her own compensation. In addition, when making its decisions, the Compensation Committee considers the following factors:

●	the requirements of any applicable employment agreements;
●	the executive’s individual performance during the year;
●	projected role and responsibilities for the coming year;
●	actual and potential impact on the successful execution of our Company strategy;

●	the executive’s prior compensation, experience and professional status;
●	internal pay considerations; and
●	employment market conditions and compensation practices within our peer group.

The Company also considered the results of the prior year’s advisory say-on-pay vote in our compensation-setting practices. While the vote is not binding, our Board of Directors and Compensation Committee members value the opinions of our stockholders. At our 2024 annual meeting of stockholders, stockholders showed strong support for our compensation programs, with over 97% of the votes cast approving, on an advisory basis, the compensation programs paid to our named executive officers.  Additionally, at the 2024 annual meeting of stockholders, our stockholders voted to vote annually on a non-binding resolution regarding executive compensation, which our Board has adopted. Our next advisory, non binding vote on the frequency of future advisory votes on executive compensation will be at the 2030 annual meeting of stockholders.

Use of Competitive Data

We have historically used comparative information acquired through industry surveys and comparative company analysis in formulating recommendations for annual base salary adjustments, target bonus and long-term incentive grant values. Our Compensation Committee generally targets compensation at the median of the comparable market with actual positioning dependent on individual performance and internal equity.

The Compensation Committee, working with its independent advisors, establishes a peer group to aid in compensation decisions. The peer group consists of companies that are similar to us in business, size and complexity and with whom we compete for executive talent. In selecting our peer group we consider:

●	publicly-traded U.S. companies that file periodic reports with the SEC;
●	companies with comparable revenue (1/3x—3x) and market capitalization values (1/5x—5x); and
●	organizations in the cable, satellite and telecommunications industry

In determining the 2024 executive pay and program benchmarking, our Compensation Committee approved, based on the recommendation of independent advisors, the inclusion of the following companies:

• ATN International, Inc.	• Iridium Communications, Inc.
• Cable One, Inc.	• Shenandoah Telecommunications Company
• Cogeco Communications, Inc.	• United States Cellular Corporation
• Cogent Communications Holding, Inc.	• Uniti Group, Inc.
• Consolidated Communications Holdings, Inc.	• Viasat, Inc
• EchoStar Corporation	• Ziff Davis, Inc.
• IDT Corporation

Elements of Executive Compensation

Our compensation program is weighted towards performance-based compensation, reflecting our philosophy of increasing our long-term value and supporting strategic imperatives. Historically, total compensation and other benefits consisted of the following elements:

●	base salary;
●	short-term annual cash incentive (bonus) compensation;
●	long-term equity incentive compensation; and
●	other benefit programs.

We combine these elements in order to formulate compensation packages that provide competitive pay, reward the achievement of financial, operational, and strategic objectives and align the interests of our executive officers and other senior personnel with those of our stockholders.

In 2024, we continued the short term incentive cash compensation bonus plan tied to specific enterprise wide goals, including Adjusted EBITDA, High-Speed Data (“HSD”) revenue, Adjusted Free Cash Flow and Market Expansion Homes Passed. We define Adjusted EBITDA as net income (loss) before interest expense, income taxes, depreciation and amortization (including impairments), impairment losses on intangibles and goodwill, write-off of any asset, loss on early extinguishment of debt, integration and restructuring expenses and all non-cash charges and expenses (including stock compensation expense) and certain other income and expenses. Adjusted Free Cash Flow, as utilized as an element of short-term cash incentive compensation, is defined as Adjusted EBITDA less cash capital expenditures (i.e., adjusted for impacts of working capital) and certain non-recurring, restructuring and merger and acquisition expenses. The Compensation Committee supports a competitive employee benefit package, but does not support executive perquisites targeted to executives.

Base Salary

A key component of compensation of our executive officers has historically been base salary. The base salary established for each of our executive officers is intended to reflect each individual’s responsibilities, experience, prior performance and other discretionary factors deemed relevant by our Compensation Committee. Base salaries are reviewed and considered by the Compensation Committee on an annual basis or as otherwise deemed appropriate by the Compensation Committee. Each named executive officer received a base salary paid in cash. The employment agreements for each named executive officer established a base salary, subject to annual increases at the Compensation Committee’s discretion. The Compensation Committee and the CEO rely primarily on competitive market analyses in determining annual salary increases while also considering the Company’s overall performance, and the individual’s experience, current performance and potential for advancement.

The following table sets forth the approximate base salaries approved for the named executive officers in 2024 and 2023:

	2024	2023	Percent
Name	Base Salary	Base Salary	Change
Teresa Elder	$894,348	$894,348	0%
John Rego	$528,869	$515,970	3%
Don Schena	$461,695	$450,434	3%
Henry Hryckiewicz	$471,500	$460,000	3%

Short-Term Annual Cash Incentive Compensation

We have implemented a cash based short term incentive program (“STIP”) to motivate our executive officers and other exempt employees to achieve certain short term Company wide goals within the calendar year. In 2024, the overall potential payout of the 2024 STIP program ranged from a minimum threshold payout of 25% up to 150% of the target bonus for each participant based on certain Company wide performance metrics.

The 2024 STIP program measured results based on four financial metrics: (i) Adjusted EBITDA, (ii) HSD Revenue, (iii) Adjusted Free Cash Flow, and (iv) Market Expansion Homes Passed. The following table below sets forth the 2024 performance levels required for target payouts as well as actual performance for the 2024 STIP.

	Weighting	Target	Actual Performance	Weighted Payout

	(%)	(in millions, except homes passed)		(%)
Adjusted EBITDA	70.0%	$260.0	$288.4	100.4%
HSD Revenue	10.0%	$439.6	$423.6	5.5%
Adjusted Free Cash Flow	10.0%	$113.2	$72.6	15.0%
Market Expansion Homes Passed	10.0%	63,596	33,800	0.0%
Total 2024 STIP Payout				120.9%

Based on Company performance during the 2024 fiscal year, each of the Company’s named executive officers employed by the Company as of December 31, 2024 earned an aggregate payout of 120.9% of the total 2024 STIP target variable compensation.

	Base	Target STIP	Overall STIP	2024 Bonus
Name	Salary	Percentage of Base Salary	Achievement	Earned
Teresa Elder	$894,348	125.0%	120.9%	$1,351,583
John Rego	$528,869	70.0%	120.9%	$447,582
Don Schena	$461,695	60.0%	120.9%	$334,913
Henry Hryckiewicz	$471,500	60.0%	120.9%	$342,026

Market Expansion Homes Passed Incentive Compensation

As part of the STIP, for certain employees directly involved in our market expansion strategy, which includes Henry Hryczkiewicz, our Chief Technology Officer, we also utilize a short-term cash incentive program to achieve certain goals with respect to market expansion.  Specifically, Mr. Hryczkiewicz would have been entitled to cash payments of between $137,500 and $825,000 based on achievement of certain homes passed (net new builds) targets in 2024.  As the threshold target for the award was not met in 2024, no payments were made under this program.

Long-Term Equity and Cash Incentive Compensation

The Company utilizes restricted stock awards to attract, motivate and retain key executives with time-based annual awards based on a percentage of base salary for each NEO. Prior to 2020, these awards were strictly service-based restricted stock awards that vested in equal installments over a four year vesting period. During 2020, we introduced performance-based equity awards representing 30% of total annual equity compensation for the year, which awards would be earned or forfeited over a three-year performance period.  In 2021, we increased the percentage of our performance-based equity awards to 50% of total annual equity compensation for the year.

The 2022 and 2023 performance-based awards vest based on the Company’s achievement level relative to the following performance measures at December 31, 2024 and 2025, respectively: (i) 50% based upon the Company’s Total Shareholder Return (“TSR”) relative to the TSRs of the Company’s peer group, and (ii) 50% based on the Company’s three-year cumulative EBITDA metric.  Upon achievement of the minimum threshold performance metric, the grantee may earn 50% to 200% of their respective target shares based on the performance goal.  The 2022 performance-based awards did not meet the minimum threshold metrics, and accordingly no shares were earned pursuant to these awards.

In 2024, the Compensation Committee made changes to the LTIP program.  Beginning in 2024, for our named executive officers, the LTIP consists of 75% performance-based units and 25% time-based awards.  The 2024 performance-based awards are still measured over a three-year performance period, however vesting of the awards is 100% based on the Company’s three-year cumulative EBITDA metric, as previously defined.  In addition, in order to minimize stockholder dilution and preserve available shares under our equity plan, the target awards for both the time-based awards and performance share awards, to the extent earned, will be payable 75% in cash and 25% in equity.  The time-based awards were granted in March of 2024.  The Committee designed the performance-based unit awards to track the Company’s long range plan over the three year performance period, which was not finalized by the Board until January of 2025.  Accordingly, these awards were granted when the performance goals became determinable as of such date.

Current grants of equity are subject to the provisions of the 2017 Omnibus Plan, as well as the individual awards agreements issued from time to time. As further discussed below, our Compensation Committee does not coordinate the timing of equity grants with the release of material non-public information.

Other Benefit Programs

Severance and Change in Control Benefits

We have entered into an employment agreement with Ms. Elder and letter agreements with each of Mr. Rego, Mr. Schena, and Mr. Hryckiewicz. The employment agreement and letter agreements provide for base salary, annual discretionary bonuses, annual equity awards and employee benefits during the term of employment. Each of these agreements provides for certain payments and other benefits if the executive’s employment is terminated by us without cause or by the executive for good reason. In addition, in November 2018, the Board adopted the Change in Control and Severance Benefits Plan which provides for certain additional payments to our executive officers (as such term is defined in SEC regulations) if such executive officers are terminated under specified circumstances in connection with a change in control of the Company. In each case, severance payments are subject to signing a release and our executives are subject to non-competition, non-solicitation and confidentiality restrictions. See the subsection “—Potential Payments upon Termination or Change in Control” below for a description of the change in control plan and employment agreements, including the applicable severance and change in control benefits.

Retirement Plans

The only retirement benefits currently provided to our NEOs are those under our tax-qualified 401(k) savings plan, which are offered to all eligible employees (not just our executive officers).

Health and Welfare Benefits

Our named executive officers are eligible to participate in each of our employee and health and welfare benefit arrangements on the same basis as our other employees (subject to, and in accordance with, applicable laws). This is a fixed component of compensation, and these benefits are provided on a non-discriminatory basis to all employees. The Company continually evaluates its health and welfare programs and vendors to provide a competitive program that promotes wellness for our employees.

Perquisites or Other Benefits

Other than as expressly described in this CD&A, we do not currently provide any perquisites or other benefits to our named executive officers.

Insider Trading Policy

The Board has adopted a Statement of Policy to Directors, Officers and Key Employees Concerning Trading and Disclosure of Confidential Information (the “Insider Trading Policy”) govering the purchase, sale and/or other dispoistions by directors, officers, employees and other specified persons. The Insider Trading Policy is designed to promote compliance with insider trading laws. The Insider Trading Policy contains anti-hedging and pledging provisions that apply to transactions in shares of the Company’s common stock and other equity securities by members of the Board and officers of the Company designated by the Board as “senior personnel.” The policy prohibits executive senior personnel of the Company from entering into hedging or monetization transactions or similar arrangements with the respect to Company securities, and may not hold Company securities in a margin account or pledge Company securities as collateral for a loan. A copy of the Insider Trading Policy is filed as an exhibit to our Annual Report on Form 10-K for 2024.

Equity Grant Policy

The historical practice of our Compensation Committee is to make the annual grants under our Long Term Incentive Program on the fifth trading day following the Company’s release of its annual financial results. The Compensation Committee does not otherwise grant equity awards in anticipation of the release of material nonpublic information and it does not otherwise time the release of material nonpublic information based on equity award grant dates.

Compensation Recovery Policy

Effective 2023, the Board approved and adopted the Compensation Recovery Policy to comply with new SEC regulations and NYSE listing standards. This Compensation Recovery Policy serves to increase transparency and discourage executives from engaging in behavior that could potentially harm WOW or its shareholders.

Under the policy, in the event of a qualifying accounting restatement, we are required to recover reasonably promptly from the covered officers, including our NEOs, any erroneously awarded compensation, defined generally as the excess of the amount of incentive-based compensation received by the covered officer during the applicable recovery period over the amount of incentive-based compensation that would have been received had it been determined based on the restated amounts in the accounting restatement.

The preceding description of our Compensation Recovery Policy is qualified by the policy itself, which was filed as Exhibit 97.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

Tax and Accounting Implications

Nonqualified Deferred Compensation

Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) provides that amounts deferred under nonqualified deferred compensation arrangements will, upon becoming vested, be included in an employee’s income as well as be subject to penalties and interest, unless certain requirements are complied with. The Compensation Committee operates its compensation programs with the intention of either complying with, or being exempt from, the requirements of Section 409A of the Code. The Company accounts for stock-based payments with respect to our long-term equity incentive award program in accordance with the requirements of Financial Accounting Standard Board (“FASB”) ASC 718—Stock Compensation (“ASC 718”).

Change in Control Payments

If a company makes “parachute payments” to an employee, Section 280G of the Code disallows the company’s tax deduction for the portion of the parachute payments constituting “excess parachute payments,” and Section 4999 of the Code subjects the employee to an additional 20% excise tax on the excess parachute payments. For this purpose, parachute payments generally are defined as payments to specified persons that are contingent upon a change in control in an amount equal to or greater than three times the person’s base amount (the five-year average Form W-2 compensation). The excess parachute payments, which are nondeductible and subject to an additional 20% excise tax, equal the amount of the parachute payments in excess of one times the person’s base amount. We do not provide any gross-up payments on potential excise tax requirements due to Section 280G to any of our executives.

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid to, or earned by, our named executive officers in 2024, 2023 and 2022.

						Non‑Equity
Name and						Incentive Plan	All Other
Principal Position	Year	Salary($)	Bonus($)		Stock Awards ($)(1)	Compensation($)(2)	Compensation($)	Total($)
Teresa Elder	2024	894,348	—		223,588	1,519,273	—	2,637,209
Chief Executive	2023	894,348	—		3,560,555	228,059	—	4,682,962
Officer	2022	851,760	—		3,454,318	873,054	18,219 (3)	5,197,351
John Rego	2024	528,869	100,000	(4)	99,161	521,954		1,249,985
Chief Financial	2023	515,970	—		1,540,633	73,681	—	2,130,284
Officer	2022	491,400	—		1,494,635	282,064	—	2,268,099
Don Schena	2024	461,695			54,826	376,033		892,554
Chief Customer	2023	450,434	—		851,786	53,162	—	1,355,382
Experience Officer	2022	420,966	—		725,551	172,596	—	1,319,113
Henry Hryckiewicz	2024	471,500			55,992	384,019		911,511
Chief Technology	2023	460,000	—		1,419,877	53,890	—	1,933,767
Officer	2022	405,600	—		514,014	166,296	—	1,085,910
(1)	This column reports information with respect to restricted stock awards that were granted to our named executive officers. The amounts reported represent the grant date fair market value of the restricted stock award, which is the closing trading price of a share of common stock on the grant date multiplied by the number of shares subject to the award for service based awards and awards with a performance condition. The grant date fair market value of awards with a market condition are measured utilizing a Monte Carlo simulation as of the date of grant. See Note 13 to the financial statements included in the Company’s Annual Report on Form 10-K for further discussion regarding the assumptions made in the valuation of performance awards. For 2024, excludes the three-year performance awards granted in January of 2025 when the target goals became determinable.
(2)	For 2024, includes $167,690, $74,372, $41,120, and $41,993 in cash payments under the Company’s time-based long-term incentive plan payable in 2025 for 2024 service for each of Ms. Elder, Mr. Rego, Mr. Schena and Mr. Hryczkiewicz, respectively.
(3)	For 2022, the Company paid certain personal travel expenses on the behalf of Ms. Elder.
(4)	For 2024, Mr. Rego received a bonus associated with the debt restructuring agreement.

GRANTS OF PLAN-BASED AWARDS IN 2024

The following table provides information about plan-based awards granted to the named executive officers in 2024.

									All Other		Grant Date
		Estimated Future Payouts Under				Estimated Future Payouts Under			Stock Awards:		Fair Value of
	Grant	Non-Equity Incentive Plan Awards (1)				Equity Incentive Plan Awards(3)			Number of Shares	Grant Date	Stock
Name	Date	Threshold ($)	Target ($)		Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)(4)	Value ($)	Awards ($)(5)
Teresa Elder
		$279,484	$1,117,935		$1,676,903	—	—	—	—	—	—
	4/10/2024	—	—		—	—	—	—	60,593	$ 3.69	$223,588
	4/10/2024	—	167,690	(2)	—	—	—	—	—	—	—
John Rego
		$92,552	$370,208		$555,313	—	—	—	—	—	—
	4/10/2024	—	—		—	—	—	—	26,873	$ 3.69	$99,161
	4/10/2024	—	74,372	(2)	—	—	—	—	—	—	—
Don Schena
		$69,254	$277,017		$415,525	—	—	—	—	—	—
	4/10/2024	—	—		—	—	—	—	14,858	$ 3.69	$54,826
	4/10/2024	—	41,120	(2)	—	—	—	—	—	—	—
Henry Hryckiewicz
		$70,725	$282,900		$424,350	—	—	—	—	—	—
	4/10/2024	—	—		—	—	—	—	15,174	$ 3.69	$55,992
	4/10/2024	—	41,993	(2)	—	—	—	—	—	—	—
(1)	The amounts in these columns include the threshold, target and maximum payouts for the NEOs under the 2024 short-term annual cash incentive compensation plan.
(2)	The amounts where included under target only represent the cash portion of our time-based long-term incentive awards.
(3)	For 2024, excludes the three-year performance awards granted in January of 2025 when the target goals became determinable
(4)	The amounts in this column represent restricted stock awards granted under the 2017 Omnibus Plan as part of our long-term equity incentive compensation program.
(5)	The amounts in this column represent the grant date fair market value of the restricted stock awards and performance-based equity awards in accordance with Topic 718. The amounts included for the restricted stock awards were calculated as the closing trading price reported on the NYSE for a share of common stock on the date of grant multiplied by the number of shares subject to the award.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards

The amounts reported as base salary reflect the amounts actually received as base salary in 2024. See the subsection “– Potential Payments upon Termination or Change in Control” below for a description of the change in control plan and employment agreements, including the applicable severance and change in control benefits and “Executive Compensation – Compensation Discussion and Analysis” for a discussion of our compensation philosophies.

OUTSTANDING EQUITY AWARDS AT 2024 FISCAL YEAR-END

The following table provides information on the holdings of equity awards by our named executive officers as of December 31, 2024.

		Stock Awards	Market Value of
		Number of Shares	Shares or Units
		or Units of Stock	of Stock That
		That Have Not	Have Not
Name	Grant Date	Vested (#)	Vested ($)(1)
Teresa Elder(2)	3/3/2021	25,838	128,156
	3/3/2022	135,024	669,719
	3/2/2023	263,161	1,305,279
	4/10/2024	60,593	300,541
John Rego(3)	3/3/2021	11,074	54,927
	3/3/2022	58,423	289,778
	3/2/2023	113,868	564,785
	4/10/2024	26,873	133,290
Don Schena(4)	3/3/2021	5,375	26,660
	3/3/2022	28,362	140,676
	3/2/2023	62,956	312,262
	4/10/2024	14,858	73,696
Henry Hryckiewicz(5)	3/3/2021	3,846	19,076
	3/3/2022	20,093	99,661
	3/2/2023	64,293	318,893
	4/10/2024	15,174	75,263
(1)	The amounts reported represent the fair market value of the restricted stock award as of year-end, which is the closing trading price reported on the NYSE of a share of common stock on the last trading date of the most recently reported fiscal year-end ($4.96 at the close of market on December 31, 2024) multiplied by the number of shares subject to the award.
(2)	On March 3, 2021, March 3, 2022, March 2, 2023, and April 10, 2024, Ms. Elder received grants of 103,343, 98,640, 167,167, and 60,593 shares of restricted stock, respectively, each of which vests in four annual installments on the first anniversary of the grant date, subject to certain conditions. On March 3, 2022, Ms. Elder received performance share grants of 49,320 and 36,384, were forfeited based on the Company’s failure to meet certain performance conditions at December 31, 2024. On March 2, 2023, Ms. Elder received performance share grants of 83,583 and 54,202, which will vest or be forfeited based on the Company’s achievement of certain performance conditions at December 31, 2025.
(3)	On March 3, 2021, March 3, 2022, March, 2, 2023, and April 10, 2024, Mr. Rego received grants of 44,290, 42,680, 72,332, and 26,873 shares of restricted stock, respectively, each of which vests in four annual installments on the first anniversary of the grant date, subject to certain conditions. On March 3, 2022, Mr. Rego received performance share grants of 21,340 and 15,743, which were forfeited based on the Company’s failure to meet certain performance conditions at December 31, 2024. On March 2, 2023, Mr. Rego received performance share grants of 36,166 and 23,453, which will vest or be forfeited based on the Company’s achievement of certain performance conditions at December 31, 2025.
(4)	On March 3, 2021, March 3, 2022, March 2, 2023, and April 10, 2024 Mr. Schena received grants of 21,500, 20,719, 39,991, and 14, 858 shares of restricted stock, respectively, each of which vests in four annual installments on the first anniversary of the grant date, subject to certain conditions. On March 3, 2022, Mr. Schena received performance share grants of 10,359 and 7,642, which were forfeited based on the Company’s failure to meet certain performance conditions at December 31, 2024. On March 2, 2023, Mr. Schena received performance share grants of 19,995 and 12,967, which will vest or be forfeited based on the Company’s achievement of certain performance conditions at December 31, 2025.

(5)	On March 3, 2021, March 3, 2022, March 2, 2023 and April 10, 2024, Mr. Hryckiewicz received grants of 15,378, 14,678, 40,841, and 15,174 shares of restricted stock, respectively, each of which vests in four annual installments on the first anniversary of the grant date, subject to certain conditions. On March 3, 2022, Mr. Hryckiewicz received performance share grants of 7,339 and 5,414, which were forfeited based on the Company’s failure to meet certain performance conditions at December 31, 2024. On March 2, 2023, Mr. Hryckiewicz received performance share grants of 20,420 and 13,242, which will vest based on the Company’s achievement of certain performance conditions at December 31, 2025. Additionally, on February 3, 2023, Mr. Hryckiewicz received performance share grants of 18,333, which were forfeited on April 18, 2024 based on the Company’s failure to meet certain performance conditions.

OPTION EXERCISES AND EQUITY UNITS VESTED IN 2024

The Company has not issued stock options to any of its employees nor did any stock option awards vest in 2024. The following table provides information about stock awards which vested in 2024.

	Stock Awards(1)
	Number of Shares	Value Realized
Name	Acquired on Vesting(#)	on Vesting($)
Teresa Elder	263,237	968,198
John Rego	102,412	467,984
Don Schena	56,118	206,650
Henry Hryckiewicz	54,392	201,141
(1)	Represents the vesting of restricted stock. The value realized for purposes of the table is based upon the number of shares of common stock received upon vesting multiplied by the closing price of the Company’s common stock on the NYSE on the applicable vesting date.

Refer to the footnotes to the “Outstanding Equity Awards at 2024 Fiscal Year-End” table above for explanation of the grants issued to the named executive officers, including the designated vesting.

Pension Benefits in 2024

We do not offer our executives or others employees a pension plan. Retirement benefits are limited to participation in our 401(k) plan with an employer discretionary match for employee deferrals, subject to applicable Code contribution limitations under the Code.

PAY VERSUS PERFORMANCE

This Pay Versus Performance Analysis provides information about the relationship between the Principal Executive Officer (“PEO”) and the Non-PEO NEOs executive compensation and certain company performance metrics. For further information regarding the Company’s compensation philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Executive Compensation.”

The information contained in this “Pay Versus Performance” section of this Proxy Statement shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act except to the extent that the Company specifically incorporates such information by reference in such filing.

The following table provides certain information pertaining to executive compensation and overall company performance.

			Average
			Summary	Average
	Summary		Compensation	Compensation			Net
	Compensation	Compensation	Table Total	Actually Paid	Value of Initial Fixed $100		Income	Adjusted
	Table Total	Actually Paid	for Non-PEO	to Non-PEO	Investment Based on:		(Loss)(7)	EBITDA(8)

Year	for PEO($)(1)	to PEO($)(2)	NEOs($)(3)	NEOs($)(4)	WOW TSR(5)	Peer Group TSR(6)	($ in millions)
2024	2,637,209	2,473,159	1,018,016	1,005,500	67	81	(58.8)	288.4
2023	4,682,962	1,752,739	1,267,511	473,697	55	92	(287.7)	275.4
2022	5,197,351	(10,547,856)	1,518,679	(1,667,470)	123	75	(2.5)	280.1
2021	5,929,085	20,615,055	1,689,088	4,420,679	290	119	770.5	414.1
2020	5,735,827	11,941,685	1,236,560	2,001,791	144	126	14.4	437.1
(1)	The amounts reported in this column for Ms. Elder are the amounts reported for each respective year in the “Total” column of the Summary Compensation Table.
(2)	The amounts in this column have been calculated in accordance with the requirements of Item 402(v) of Regulation S-K and do not reflect the actual amount of compensation earned or paid in the year presented. For further information regarding the adjustments made to Ms. Elder’s total compensation each year, refer to the “Compensation Actually Paid” table below. Mr. Case acted as Chief Executive Officer effective March 28, 2020 through April 19, 2020 while Ms. Elder was hospitalized with COVID-19. Due to the brief nature of the appointment, Mr. Case has been excluded from the 2020 compensation actually paid to the PEO calculation.
(3)	The amounts in this column represent the average of the “Total” column in the Summary Compensation Table for the Named Executive Officers (“NEOs”) as a group (excluding Ms. Elder) for the year presented. The names of each of the NEOs included for purposes of calculating the average amounts in each year are as follows: (i) for 2024, John Rego, Don Schena, and Henry Hryckiewicz (ii) for 2023, John Rego, Don Schena, Henry Hryckiewicz, Craig Martin, and David Brunick (iii) for 2022 and 2021, John Rego, Don Schena, Craig Martin, and David Brunick, and (iv) for 2020, John Rego, Rich Fish, Craig Martin, Don Schena and David Brunick.
(4)	The amounts in this column represent the average “Compensation Actually Paid” to the NEO’s as a group (excluding Ms. Elder) for the year presented, as calculated in accordance with the requirements of Item 402(v) of Regulation S- K. The amounts do not reflect the average actual amount of compensation earned or paid to the NEOs in the year presented. For further information regarding the adjustments made to each NEO’s total compensation in each year, refer to the “Compensation Actually Paid” table below.
(5)	Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.
(6)	Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The companies included in the peer group used for this purpose are: Comcast Corporation, Charter Communications, Inc, Cable One, Inc, and Altice USA, Inc.
(7)	The amounts represent net income reflected in the Company’s audited financial statements for the applicable year.
(8)	Adjusted EBITDA is defined as net income (loss) before interest expense, income taxes, depreciation and amortization (including impairments), impairment losses on intangibles and goodwill, write-off of any asset, loss on early extinguishment of debt, integration and restructuring expenses and all non-cash charges and expenses (including stock compensation expense) and certain other income and expenses.

Compensation Actually Paid

The following table shows the adjustments made to Total Summary Compensation to calculate Compensation Actually Paid in accordance with the requirements of Item 402(v) of Regulation S-K.

					Change in Fair
					Value of
					Unvested
				Reported	Awards		Fair Value
				Year	Granted	Change in	of Awards that
		Summary	Summary	Stock Awards	Prior to	Fair Value	Failed to	Compensation
		Compensation	Compensation	Granted and	Reported	of Vested	Meet Vesting	Actually
Name	Year	Total($)(1)	Stock Awards($)(1)	Unvested($)(2)	Year($)(3)	Awards ($)(4)	Conditions($)(5)	Paid($)(6)
Principal Executive Officer
Teresa Elder
	2024	2,637,209	(223,588)	300,541	(80,308)	(160,696)	—	2,473,159
	2023	4,682,962	(3,560,555)	873,238	(2,748,476)	2,505,570	—	1,752,739
	2022	5,197,351	(3,454,318)	1,631,711	(12,553,954)	(1,368,646)	—	(10,547,856)
	2021	5,929,085	(3,318,809)	4,565,633	11,051,352	2,387,794	—	20,615,055
	2020	5,735,827	(3,904,889)	9,043,713	1,776,746	(709,712)	—	11,941,685
Bill Case (7)
	2020	1,092,059	(536,914)	1,243,492	162,100	(51,600)	—	1,909,137
Non-Principal Executive Officers
John Rego
	2024	1,249,985	(99,161)	133,290	(34,846)	26,307	—	1,275,575
	2023	2,130,284	(1,540,633)	377,844	(1,067,670)	3,243	—	(96,932)
	2022	2,268,099	(1,494,635)	706,018	(2,194,147)	(202,894)	—	(917,559)
	2021	2,535,550	(1,422,342)	1,956,692	1,532,541	472,693	—	5,075,134
	2020	1,393,567	(992,494)	2,009,470	—	—	—	2,410,543
Rich Fish (8)
	2020	601,237	—	—	—	(373,522)	(440,399)	(212,684)
Don Schena
	2024	892,554	(54,826)	73,696	(19,311)	(33,690)	—	858,423
	2023	1,355,382	(851,786)	208,904	(573,893)	520,641	—	659,248
	2022	1,319,113	(725,551)	342,728	(2,585,223)	(233,361)	—	(1,882,294)
	2021	1,363,809	(690,464)	949,861	2,119,147	385,830	—	4,128,183
	2020	1,402,211	(812,396)	1,881,508	239,801	(82,524)	—	2,628,600
Henry Hryckiewicz
	2024	911,511	(55,992)	75,263	(19,790)	(28,489)	—	882,502
	2023	1,933,767	(1,419,877)	287,591	(465,809)	394,509	—	730,181
Craig Martin (9)
	2023	493,517	—	—	(195,144)	476,323	(261,150)	513,546
	2022	1,302,171	(720,025)	340,117	(2,615,414)	(280,873)	—	(1,974,024)
	2021	1,581,368	(698,506)	960,923	2,281,189	406,086	—	4,531,060
	2020	1,421,766	(821,882)	1,903,477	324,841	(188,648)	—	2,639,554
David Brunick (9)
	2023	424,606	—	—	(165,024)	562,011	(259,152)	562,441
	2022	1,185,334	(665,721)	314,465	(2,496,196)	(233,886)	—	(1,896,004)
	2021	1,275,626	(645,813)	888,435	2,087,271	342,820	—	3,948,339
	2020	1,364,019	(790,269)	1,830,264	248,742	(109,812)	—	2,542,944
(1)	The amounts in these columns are the amounts reported in the “Total” and “Stock Awards” columns, respectively, of the Summary Compensation Table for each respective year.
(2)	The amounts reported represent the end of year fair value of the restricted stock awards, including performance-based equity awards, granted to the NEO’s in each respective year. The restricted stock awards with only a service condition and the performance-based equity awards with a performance condition are valued based on the year-end closing trading price for the year presented. The performance-based equity awards granted with a market condition are valued utilizing a Monte Carlo simulation for the fair market value as of the end of the year presented.

(3)	The amounts reported represent the change in fair value from the beginning of the period presented to the end of the period presented of all unvested awards excluding those awards granted during the current year. The awards are valued as described in footnote (2).
(4)	The amounts reported represent the change in fair value from the end of the prior period presented to the vesting date of all awards vested during the year presented.
(5)	The amounts reported represent the fair value at the end of the prior year presented of awards granted in prior years that are determined to fail to meet the applicable vesting conditions (i.e., are forfeited).
(6)	Compensation Actually Paid does not reflect the actual amount of compensation earned or paid in the year presented.
(7)	Mr. Case acted as Chief Executive Officer effective March 28, 2020 through April 19, 2020 while Ms. Elder was hospitalized with COVID-19. Due to the brief nature of the appointment, Mr. Case has been excluded from the 2020 compensation actually paid to the PEO calculation.
(8)	Mr. Fish, Mr. Martin, and Mr. Brunick’s Compensation Actually Paid includes the effect of each officer’s departure from the Company effective April 1, 2020, June 1, 2023, and April 1, 2023, respectively.

Financial Performance Measures

As described in greater detail in “Executive Compensation”, the Company balances short-term versus long-term payments and awards, cash payments versus equity awards and fixed versus contingent payments and awards in ways that we believe aligns the interests of our executive officers with those of our stockholders.

The most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s NEOs for the year ended December 31, 2024 to the Company’s performance are:

●	Adjusted EBITDA
●	Relative TSR (the Company’s TSR as compared to a peer group established by the Compensation Committee)
●	High Speed Data (“HSD”) Revenue
●	Adjusted Free Cash Flow
●	Market Expansion Homes Passed

Analysis of the Information Presented in the Pay versus Performance Table

While the Company utilizes several performance measures to align executive compensation with Company performance, not all of those Company measures are presented in the Pay versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.

Compensation Actually Paid, Cumulative TSR and Cumulative TSR of the Peer Group

As demonstrated by the following graph, the amount of compensation actually paid to Ms. Elder and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding Ms. Elder) (in each case, as computed in accordance with Item 402(v) of Regulation S-K) is generally aligned with the Company’s cumulative TSR over the five years presented. The alignment of compensation actually paid with the Company’s cumulative TSR over the period presented is because a significant portion of the compensation actually paid to Ms. Elder and to the other NEOs is comprised of equity awards. As described in more detail in the section “Executive Compensation – Elements of Executive Compensation,” prior to 2024, the Company targeted approximately 50% of the value of total compensation awarded to the NEOs to be comprised of performance-based equity awards, of which half of the value is based on three-year cumulative TSR of the Company relative to the TSRs of the Company’s peer group. Beginning in 2024, the Company targeted 75% of the value of total compensation awarded to the NEOs to be comprised of performance-based equity awards, based entirely on certain Adjusted EBITDA targets.  Moreover, the significant swings in fair value of stock awards reflected in the tables above result from the high percentage of compensation that is paid through equity awards, the value of which reflects the Company’s stock price over any given measurement period, which further aligns the compensation actually received by our executives with the TSR to our stockholders.

As shown below the Company’s cumulative TSR over the five year period presented in the table was (33%), while the cumulative TSR of the peer group presented for this purpose was (19%) over the five years presented. The Company’s cumulative TSR underperformed against the peer group during the years presented, primarily reflective of the reduction in the Company’s stock price over the years presented.

(1)	The Company’s peer group consists of: Comcast Corporation, Charter Communications, Inc., Cable One, Inc., Altice USA, Inc. which is the same peer group used for the performance graph required under Item 201 of Regulation S-K.

Compensation Actually Paid, Net Income and Adjusted EBITDA

As demonstrated by the following graph, the amount of compensation actually paid to Ms. Elder and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding Ms. Elder) is generally aligned with the Company’s net income. While the Company does not use net income as a performance measure in the overall executive compensation program, net income is directly correlated to Adjusted EBITDA, which the Company uses for setting goals in its short term incentive program and certain performance based awards within its long term incentive program that are awarded to the Company’s NEOs. As described above, Adjusted EBITDA is defined as net income (loss) before interest expense, income taxes, depreciation and amortization (including impairments), impairment losses on intangibles and goodwill, write-off of any asset, loss on early extinguishment of debt, integration and restructuring expenses and all non-cash charges and expenses (including stock compensation expense) and certain other income and expenses.

While the Company uses numerous financial and non-financial performance measures for the purpose of evaluating performance for the Company’s compensation programs, the Company has determined that Adjusted EBITDA is the financial performance measure that, in the Company’s assessment, represents the most important performance measure used by the Company to link compensation actually paid to the company’s NEOs, for the most recently completed fiscal year, to Company performance. For the year ended December 31, 2024, Adjusted EBITDA represented 70% of the Company’s STIP weighting, consistent with the methodology for 2020, 2021, 2022, and 2023. Prior to 2024 the Company targeted 50% of the value of total compensation awarded to the NEOs was to be comprised of performance-based equity awards.  Beginning in 2024 the Company targets 75% of the value of total compensation awarded to the NEOs is to be comprised of performance-based equity awards, which is based on three-year cumulative Adjusted EBITDA. For further information regarding the Company’s most important Company-Selected Measure, refer to “Executive Compensation.”

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following section describes potential payments and benefits to the named executive officers under the Company’s compensation and benefit plans and arrangements upon termination of employment or a change in control of the Company.

As described above, each of our named executive officers has an employment agreement with the Company. In addition, the Company may authorize discretionary severance payments to its named executive officers upon termination.

WideOpenWest, Inc. Change in Control and Severance Benefit Plan

On November 6, 2018, the Board approved a Change in Control and Severance Benefit Plan (“CIC Plan”) applicable to each of the Company’s named executive officers, effective as of the date of approval. Under the terms of the CIC Plan, in the event the employment of any executive officer is terminated by the Company without cause or by the executive officer for good reason within two years of a change in control of the Company, such executive officer would be entitled to cash severance as follows. Ms. Elder is entitled to receive a single lump sum payment equal to (a) 2.5 times the sum of (i) the then applicable base salary plus (ii) the target bonus of the CEO applicable to the year in which such termination occurs, plus (b) a prorated portion of the target bonus applicable to the year in which such change in control occurs, payable within 30 days of the closing of the change in control. Each other executive officer would be entitled to receive a single lump sum payment equal to (a) 2.0 times the sum of (i) the then applicable base salary plus (ii) the target bonus of such executive officer applicable to the year in which such termination occurs, plus (b) a prorated portion of the target bonus applicable to the year in which the change in control occurs, payable within 30 days of the closing of the change in control. Ms. Elder and other applicable executive officers are also entitled to COBRA coverage and other benefits pursuant to the terms of the CIC Plan.

Description of Severance or Change in Control Provisions in Employment Agreements

Other than a termination in connection with a change in control as described above, our named executive officers would receive the severance benefits described below in the event of termination of employment under other the circumstances described below.

Ms. Elder’s Employment Agreement. Ms. Elder entered into an employment agreement with the Company on December 14, 2017 (“Elder Employment Agreement”). The initial term of Ms. Elder’s employment was set at approximately three years starting on December 14, 2017 through December 31, 2020, and on January 1, 2021 and each anniversary thereof, the term shall be automatically extended for successive one-year periods unless either party chooses not to extend the term by providing the other party with at least 60 days written notice. The Elder Employment Agreement specifies a minimum annual base salary of $750,000 and an annual performance-based incentive bonus with a target of 125% of her base salary, to be earned based upon achievement of objective performance goals established by the Compensation Committee, after consultation with Ms. Elder. Ms. Elder also received a one-time payment of legal fees up to a maximum of $15,000, a one-time sign on bonus equal to $200,000 and a one-time restricted stock award under the 2017 Omnibus Plan with a grant date fair market value of $1,500,000, based on the closing price of the Company’s common stock reported on the NYSE for the trading day immediately preceding December 14, 2017 (“Sign-On RSA”). The Sign-On RSA fully vested on December 14, 2021.

If her employment is terminated for cause, Ms. Elder is entitled to a lump sum cash payment of all earned but unpaid base salary through the termination date, any earned but unpaid bonus for which the performance measurement period has ended prior to the termination date. Additionally, any amounts payable under any Company benefit plans will be paid in accordance with the terms of the applicable plan. Ms. Elder will not be entitled to receive her base salary or any fringe benefits or annual bonus for periods after the termination.

If Ms. Elder’s employment is terminated without cause or if Ms. Elder resigns for good reason, or due to a non-extension of the employment term by the Company, then in addition to the accrued benefits, the Company will pay or provide Ms. Elder with the following, so long as Ms. Elder continues to comply with the terms of the Employment Agreement: (i) the Company will continue to pay Ms. Elder’s base salary for the 24-month-period commencing on the day after the last day of employment, (ii) an amount equal to two times the annual bonus actually paid by the Company in the year immediately prior to the year of termination, payable over the 24 month-period commencing on the day after the last day of employment in equal installments (for the avoidance of doubt, if no annual bonus was paid in the year prior to the year of termination, the amount will be zero, provided, that, if the termination occurs prior to being eligible to earn a bonus for the 2018 fiscal year, the amount will equal the amount accrued on the Company’s financial statements through the full month prior to the last day of employment), and (iii) continued participation through COBRA in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers Ms. Elder (and her eligible dependents) for a period of 18 months at the Company’s expense, to be paid in the form of reimbursements to Ms. Elder, provided that Ms. Elder comply with certain conditions. Such benefits will be payable provided that Ms. Elder has executed and not revoked a release within 60 days of her last day of employment, in the form substantially attached to the Elder Employment Agreement. Ms. Elder is also subject to certain restrictive covenants, including a perpetual confidentiality covenant and non-competition and non-solicitation provisions during employment and for the 24-month period following termination for any reason.

Mr. Rego’s Employment Agreement. Pursuant to the terms of a Letter Agreement of Employment, by and between the Company and Mr. Rego, Mr. Rego receives a minimum annual base salary of $450,000 and an annual performance-based incentive bonus with a target of 70% of his base salary (pro-rated for 2020), to be earned based upon achievement of objective performance goals.

Mr. Rego was also entitled to receive an annual restricted stock award under the 2017 Omnibus Plan on the same basis as the Company’s senior management group with an aggregate grant date target fair market value of $990,000. In addition, upon a termination of Mr. Rego’s employment by the Company without cause or by Mr. Rego for good reason, Mr. Rego will become entitled to (i) continued base salary for 24 month-period commencing on the termination, (ii) acceleration of any time vesting incentive equity that would have otherwise vested within 12 months of termination, (iii) a pro rata share of bonus for the year of termination based on the actual accrual of that year’s bonus through the date of termination, and (iv) continued participation through COBRA in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) for a period of 12 months at the same cost as during employment. Mr. Rego is also subject to standard restrictive covenants, including a non-solicitation provision during employment and for 12 months thereafter and a non-competition provision during employment and 24 months thereafter.

Other Named Executive Officers’ Employment Agreements. WideOpenWest Holdings, LLC previously entered into letter agreements relating to employment with each of Mr. Schena and Mr. Hryckiewicz. Each letter agreement was executed using the same form of agreement. None of the amended and restated letter agreements specify a minimum term. The letter agreements provide for an annual base salary (subject to annual review for increase only) and an annual bonus award with a target bonus opportunity of 50% of base salary (based upon formulas to be established in its sole discretion, such as annual budgeted adjusted EBITDA, achievement of budgeted customer retention, and acquisition of customer satisfaction ratings). Each of the agreements also permits the named executive officer to participate in the Company’s employee benefit plans as are generally made available to our senior executives, including insurance programs and other fringe employee benefits.

The letter agreements with the Company includes a post-termination non-solicitation provision to 12 months, clarified that the 24-month post-termination non-competition period applies to any termination and provides each executive officer with the right to the following severance in the event such executive officer’s employment with the Company is terminated by the Company without cause (as defined in each amended and restated letter agreements) or, by the executive for good reason (as defined in each amended and restated letter agreements), subject to an execution of a release reasonably satisfactory to the Company: (i) continued base salary for 24 month-period commencing on the termination, (ii) acceleration of any time vesting incentive equity that would have otherwise vested within 12 months of termination, (iii) a pro rata share of bonus for the year of termination based on the actual accrual of that year’s bonus through the date of termination, (iv) continued participation through COBRA in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) for a period of 12 months at the same cost as during employment and (v) a lump sum payment of the unpaid and unvested bonus under the retention plan. See “Narrative to Summary Compensation Table and Grants of Plan-Based Awards—Retention Plan” above for more information regarding the retention awards.

Description of Change in Control Provisions in Equity Award Agreements

The restricted stock agreements issued from time to time to our named executive officers provide that in the event the recipient’s employment is terminated by the Company for cause or by the recipient for good reason within 12 months of a change in control, 100% of the recipient’s unvested time-based equity will immediately vest.  The performance share agreements generally provide that in the event the recipient’s employment is terminated by the Company for cause or by the recipient for good reason within 12 months of a change in control, the performance shares will become earned and vested based on actual performance in the performance period specified in the applicable award.

Change in Control/Severance Payment Table as of December 31, 2024

The following table estimates the potential payments and benefits to the named executive officers upon termination of employment following a change in control, assuming such event occurs on December 31, 2024. These estimates do not reflect the actual amounts that would be paid to such persons, which would only be known at the time that they become eligible for payment and would only be payable if the specified event occurs.

Items Not Reflected in Table

The following items are not reflected in the table set forth below:

●	Accrued salary and bonus (except to the extent specifically noted in an employment agreement).
●	Costs of COBRA or any other mandated governmental assistance program to former employees.
●	Welfare benefits provided to all salaried employees having substantially the same value.
●	Amounts outstanding under the 401(k) plan.

CHANGE IN CONTROL AND SEVERANCE PAYMENTS AS OF DECEMBER 31, 2024

		Value of
		Accelerated
	Cash	Restricted
	Severance($)	Stock($)(1)	Total($)
Teresa Elder(2)	6,134,013	1,295,190	7,429,203
Termination without cause or for good reason
John Rego(3)	2,187,507	563,139	2,750,645
Termination without cause or for good reason
Don Schena(3)	1,724,632	300,516	2,025,149
Termination without cause or for good reason
Henry Hryckiewicz (3)	1,761,088	282,675	2,043,763
Termination without cause or for good reason
(1)	Column includes the fair market value of restricted stock awards issued under the 2017 Omnibus Plan that could accelerate upon termination, calculated as the closing price of a share of common stock on the last trading day of 2024 multiplied by the number of shares subject to acceleration. Each named executive officer’s restricted stock awards provide for the acceleration of vesting upon a change in control if employment terminates under the circumstances described above. In the event of a change in control and termination under the circumstances described above, performance based awards are payable based on actual achievement as of the triggering event. As of December 31, 2024, outstanding performance-based awards were not projected to be earned, and accordingly are not reflected in the amounts set forth in this column.
(2)	Calculated as 2.5 times the sum of Ms. Elder’s base salary and target bonus in effect as of December 31, 2024. Also included is an additional lump sum payment equal to twelve (12) times the monthly reimbursement paid under COBRA continuation. This assumes the pro rata share of bonus for the year of termination based on the actual accrual of that year’s bonus through the date of termination is $0.

(3)	Calculated as two times the sum of the named executive officer’s base salary and target bonus in effect as of December 31, 2024. Also included is an additional lump sum payment equal to six (6) times the monthly COBRA reimbursement paid under COBRA continuation coverage. This assumes the pro rata share of bonus for the year of termination based on the actual accrual of that year’s bonus through the date of termination is $0.

Director Compensation

Each non-employee director receives an annual cash retainer equal to approximately $75,000, as well as $115,000 annual restricted stock equity award, based on the closing price for the common stock on the day of the Company’s annual meeting, which vests upon the one year anniversary of such grant. There were no additional fees paid per meeting attended. The Chairman of each of the Audit, Compensation, and Nominating and Corporate Governance Committees receive additional cash retainers of $30,000, $18,000 and $15,000, respectively. Members of each of the Audit, Compensation and Nominating and Corporate Governance Committees receives an additional cash retainer of $15,000, $9,000 and $7,500, respectively. Beginning in 2021, the Chairman of the Board received an additional fee of $225,000 but no additional fees for serving on any committees of the Board. During 2024 there was an additional cash retainer of $100,000 for certain board members who served on a special committee formed to evaluate a proposed transaction.  The cash component of these fees paid to the members of the Board of Directors is paid quarterly, in advance. Beginning with the second quarter of 2020, the Board of Directors had the option to receive board fees in the form of cash or stock grants with immediate vesting.  Our directors are reimbursed for any expenses incurred in connection with their service. Due to variances in service dates and changes to committee appointments during the year, the fees earned column below do not reflect what each director would receive for a full year of service on each applicable committee.

2024 Director Compensation Table

	Fees Earned or	Stock
Name	Paid in Cash($)(1)	Awards ($)(2)	Total ($)
Gunjan Bhow	234,000	114,999	348,999
Jill Bright(3)	108,000	114,999	222,999
Brian Cassidy	90,000	114,999	204,999
Daniel Kilpatrick	99,000	114,999	213,999
Jeffrey Marcus(4)	300,000	114,999	414,999
Tom McMillin(5)	57,000	—	57,000
Jose Segrera(6)	217,665	114,999	332,664
Phil Seskin(3)	255,000	114,999	369,999
Barry Volpert	75,000	114,999	189,999
(1)	Mr. Bhow, Mr. Cassidy, Mr. Kilpatrick and Mr. Volpert elected restricted stock in lieu of cash on January 2, 2024, April 1, 2024, July 1, 2024 and October 1, 2024. The number of shares granted was determined based on the board fee for the corresponding quarter divided by the closing trading price on the NYSE for a share of common stock on the date of grant.
(2)	The amounts reported represent the grant date fair market value of the annual restricted stock award, which is the closing trading price as reported on the NYSE for a share of common stock on the date of grant, May 9, 2024, multiplied by the number of shares subject to the award. The number of shares granted to each director was determined on May 9, 2024, based on the closing trading price reported on the NYSE for a share of common stock on that date. Each of the stock awards vest one year from the grant date and were outstanding as of December 31, 2024.
(3)	Ms. Bright and Mr. Seskin elected to receive all cash payments on January 2, 2024 and 50% of fees earned in cash and 50% in restricted stock on April 1, 2024, July 1, 2024 and October 1, 2024.
(4)	Mr. Marcus elected to receive 100% of fees earned in cash.
(5)	Mr. McMillin resigned from the Board Directors effective May 17, 2024.
(6)	Mr. Segrera was appointed to the Board of Directors effective May 5, 2024. Mr. Segrera elected to receive all cash payments on April 1, 2024, July 1, 2024 and October 1, 2024.

2017 Omnibus Incentive Plan

The 2017 Omnibus Plan provides for grants of stock options, restricted stock and performance awards. Our directors, officers and other employees and persons who engage in services for us are eligible for grants under the 2017 Omnibus Plan. The purpose of the 2017 Omnibus Plan is to provide these individuals with incentives to maximize stockholder value and otherwise contribute to our success and to enable us to attract, retain and reward the best available persons for positions of responsibility. Following the amendments to the 2017 Omnibus Plan that was approved by our stockholders at the 2019, 2023, and 2024 Annual Meetings, 18,424,128 shares of our common stock were authorized for issuance under the 2017 Omnibus Plan, subject to adjustment in the event of a reorganization, stock split, merger or similar change in our corporate structure or the outstanding shares of common stock, of which 4,569,787 remained outstanding as of December 31, 2024 available for issuance or use. Our Compensation Committee administers the 2017 Omnibus Plan. The Board of Directors also has the authority to administer the 2017 Omnibus Plan and to take all actions that our Compensation Committee is otherwise authorized to take under the 2017 Omnibus Plan. The terms and conditions of each award made under the 2017 Omnibus Plan, including vesting requirements, are set forth consistent with the 2017 Omnibus Plan in a written agreement with the grantee. In connection with a change in control, as defined in the 2017 Omnibus Plan, the Compensation Committee may accelerate vesting of outstanding awards under the 2017 Omnibus Plan.

CHIEF EXECUTIVE OFFICER PAY RATIO

The Company’s chief executive officer to median employee pay ratio was calculated in accordance with SEC requirements. However, due to the flexibility afforded by Item 402(u) of Regulation S-K in calculating the pay ratio, the ratio presented herein is a reasonable estimate and may not be comparable to the pay ratio presented by other companies.

The Company identified the median employee by examining 2024 compensation for all employees of the Company excluding the Chief Executive Officer. As permitted by SEC rules, employee compensation for full fiscal 2024 as reported in the Company’s internal payroll reports was used as the compensation measure to identify the Company’s median employee. The Company believes that the use of this compensation measure is reasonable since it includes all cash components of the Company’s employee compensation: annual base salary, overtime pay, commissions, and target short-term cash incentive compensation.

The employee population used to identify the Company’s median employee included all employees of the Company, whether employed on a full-time, part-time, or seasonal basis, as of December 31, 2024. The compensation measure described above was consistently applied to this entire employee population. The Company did not make any assumptions, adjustments, or estimates with respect to the employee population or the compensation measure, but did annualize the compensation for any employees that were not employed by the Company for all of 2024.

After identifying the median employee based on the compensation measure described above, the Company calculated annual total compensation for the median employee using the same methodology used for our named executive officers as set forth in the “Summary Compensation Table” herein.

As illustrated in the table below, in 2024, the Company’s Chief Executive Officer’s annual total compensation was 33 times that of the Company’s median employee.

	Chief Executive	Median
	Officer	Employee
2024 Annual Total Compensation	$2,637,209	$80,073
Total Annual Compensation Pay Ratio	33	1

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the CD&A in this proxy statement with management, including the CEO. Based on such review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and the proxy statement for the 2025 annual meeting of stockholders.

The Compensation Committee
Jill Bright (Chair)
Gunjan Bhow
Daniel Kilpatrick

AUDIT COMMITTEE REPORT

This report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

Our management is responsible for the preparation, presentation and integrity of our financial statements for the appropriateness of the accounting principles and reporting policies that we use, and for establishing and maintaining adequate internal control over financial reporting. BDO USA, P.C., our independent registered public accounting firm for 2024, was responsible for performing an independent audit of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024 (“Form 10-K”), and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed with management our audited financial statements included in the Form 10-K. In addition, the Audit Committee discussed with BDO USA, P.C. those matters required to be discussed under applicable standards of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. Additionally, BDO USA, P.C. provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding BDO USA, P.C.’s communications with the Audit Committee concerning independence. The Audit Committee also discussed with BDO USA, P.C. its independence from the Company.

Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Form 10-K for filing with the SEC.

The Audit Committee
Jose Segrera (Chair)
Daniel Kilpatrick
Phil Seskin

PROPOSALS

Overview of Proposals

This Proxy Statement contains four proposals requiring stockholder action:

●	Proposal One requests the re-election of three directors to the Board;
●	Proposal Two requests the ratification of BDO USA, P.C. as the Company’s independent registered public accounting firm for 2025; and
●	Proposal Three requests an advisory (non-binding) vote to approve the Company’s executive compensation, as disclosed in “Executive Compensation.”

Each proposal is discussed in more detail below.

Proposal One—Re-election of Directors

The Board has nominated Daniel Kilpatrick, Jose Segrera, and Barry Volpert to be re-elected to serve until the third succeeding annual meeting of stockholders after their election and until their respective successors are duly elected and qualified.

At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the three nominees named in this Proxy Statement. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, for the re-election of the Board’s three nominees. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders may vote for any nominee designated by the present Board to fill the vacancy.

The Board of Directors recommends a vote “FOR” the re-election of directors Kilpatrick,

Segrera, and Volpert.

Proposal Two—Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has re-appointed BDO USA, P.C. as the Company’s independent registered public accounting firm and as auditors of the Company’s consolidated financial statements for 2025. BDO USA, P.C. has served as the Company’s independent registered public accounting firm since 2012.

At the Annual Meeting, the stockholders are being asked to ratify the appointment of BDO USA, P.C. as the Company’s independent registered public accounting firm for 2025. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders. Representatives of BDO USA, P.C. are expected to attend the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to questions.

Fees for Services Rendered by Independent Registered Public Accounting Firm

The following table presents fees (in millions) for professional services rendered by our current and former independent registered public accounting firms for the fiscal years ended December 31, 2024 and 2023.

	December 31, 2024	December 31, 2023
Audit Fees(1)	$1.5	$1.4
Audit‑Related Fees(2)	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$1.5	$1.4
(1)	Audit Fees: These fees include fees related to the audit of the Company’s annual financial statements and review of the Company’s quarterly financial statements as well as services that are normally provided by independent registered public accounting firms in connection with statutory and regulatory filings or engagements.
(2)	Audit-Related Fees: Audit-related fees are for assurance and related services including, among others, due diligence services and consultation concerning financial accounting and reporting standards.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditor and to not engage the independent auditor to perform the non-audit services proscribed by law or regulation. The Audit Committee may adopt pre-approval policies and procedures detailed as to particular services and delegate pre-approval authority to a member of the Audit Committee. The decisions of any Audit Committee member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting.

The Board of Directors recommends a vote “FOR” Proposal Two.

Proposal Three—Advisory (Non-Binding) Vote to Approve the Company’s Executive Compensation

The Board of Directors requests an advisory (non-binding) vote to approve the Company’s executive compensation, as disclosed in “Executive Compensation” and as required by Section 14A of the Securities Exchange Act of 1934, as amended. This proposal is advisory in nature, which means that the vote is not binding upon the Company. However, the Board and the Compensation Committee will consider the affirmative vote of a majority of the votes cast “FOR” the proposal as approval of the compensation paid to the Company’s named executive officers as described in this Proxy Statement. Accordingly, the Board recommends that our stockholders vote FOR the following resolution:

“RESOLVED, that the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The Board of Directors recommends a vote “FOR” Proposal Three.

OTHER MATTERS

The Company knows of no other matters to be submitted to the stockholders at the Annual Meeting, other than the proposals referred to in this Proxy Statement. If any other matters properly come before the stockholders at the Annual Meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

Dated: March 27, 2025

By Order of the Board of Directors,

/s/ JEFFREY MARCUS
Jeffrey Marcus Chairman of the Board

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V67063-P26492 For Against Abstain For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 2. Ratify the appointment of BDO USA, LLP as the Company's independent registered public accounting firm for 2025. 3. Approve, by non-binding advisory vote, the Company's executive compensation. WIDEOPENWEST, INC. The Board of Directors recommends you vote FOR the following: The Board of Directors recommends you vote FOR proposals 2 and 3. 1. Election of Directors Nominees: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 1a. Daniel Kilpatrick 1b. Jose Segrera 1c. Barry Volpert NOTE: Such other business as may properly come before the meeting or any adjournment thereof. SCAN TO VIEW MATERIALS & VOTEw WIDEOPENWEST, INC. 7887 EAST BELLEVIEW AVENUE SUITE 1000 ENGLEWOOD, CO 80111 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/WOW2025 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

V67064-P26492 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. WIDEOPENWEST, INC. Annual Meeting of Stockholders May 8, 2025 10:00 AM EDT This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Teresa Elder and Roger Seiken, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of WideOpenWest, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, EDT on May 8, 2025, virtually via a live webcast at www.virtualshareholdermeeting.com/WOW2025, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side